As filed with the Securities and Exchange Commission on September 2, 2022

Registrations No. 333-266245

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MIDNIGHT GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7900	81-4053066
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

1900 E. Golf Road—Suite 950

Schaumburg, Illinois 60173

(888) 525-0010

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Copies to:

Kinney L. McGraw

Chief Executive Officer

1900 E. Golf Road—Suite 950, Schaumburg, Illinois 60173

(888) 525-0010

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

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CALCULATION OF REGISTRATION FEE

Title of Each Class of securities to be registered	Amount to be registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, Par Value $0.00001	8,657,277	$4.00	$34,629,108	$3,778.04
Total	8,657,277	$4.00	$34,629,108	$3,778.04

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED MAY 9, 2022

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus relates to the offering and resale by the selling security holders (the “Selling Security Holders”) identified herein of up to 8,657,277 shares of Common Stock, of Midnight Gaming Corporation (the “Company”). Please see “Selling Security Holders”.

The selling shareholders must sell their shares at a fixed price per share of $4.00 until there is a public market for our shares of common stock. Thereafter, the shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. An investment in our common stock may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of your investment. See “Risk Factors” beginning on page 4 to read about the risks you should consider before buying shares of our common stock. An investment in our common stock is not suitable for all investors. See “Risk Factors—Risks Relating to Our Common Stock.”

This prospectus provides a general description of the securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our Common Stock should be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 4 to read about the risks you should consider before buying shares of our Common Stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2022

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You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our securities. You should read this prospectus carefully, especially the risks and other information set forth under the heading “Risk Factors”; “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Our fiscal year end is December 31. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our,” the “Company,” or “our Company,” and “Midnight Gaming” refer to Midnight Gaming Corporation, a Delaware corporation, and its wholly owned subsidiaries.

BUSINESS

Business Overview

We are creating and expanding our presence in the Esports market. Prior to the COVID pandemic, Midnight Gaming hosted local Esports tournaments and was in the midst of constructing a state-of-the-art Esports venue. With those plans temporarily paused, it created the opportunity for the Company to create GTV. GTV, located at https://www.gtvnetworks.tv , is an operational platform that:

•	provides free advertisement-supported entertainment through a virtual cable network, OTT streaming service, and websites;
•	delivers eSports, news, live events, and digital video; and
•	offers entertainment for gamers, movie viewers, and digital sports fans.

Esports Industry

Esports is the competitive playing of video games by professional and amateur teams. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting and multiplayer online battle arena games. Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming.

Esports also includes games which can be played at home, primarily by amateurs, in multiplayer competitions on the Sony PlayStation, Microsoft Xbox and WII Nintendo systems. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv, azubu.tv, ustream.tv and youtube.com. With the creation and operation of GTV, we hope to be the largest and broadest streaming service of esports.

The advent of online streaming technology has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in person in stadiums, and by online viewers. This online streaming technology referred to as OTT, which stands for over-the-top, initially named for devices that go “over” a cable box to give the user access to content. In OTT channels, content is delivered via an internet connection rather than through a traditional cable/broadcast provider.

According to Newzoo, a global leader in esports, games and mobile intelligence, it is expected that the total global esports audience is estimated to be 728.8 million a the end of 2021, an increase of 10% over 2020. The pandemic has certainly accelerated the growth of the live-streaming audience but we do not anticipate a decrease in current users. We anticipate the current growth rate will progressively return to their more natural levels  by 2024, when the live-streaming audience total will be projected to be 920.3 million. Nevertheless, emerging markets and regions will stay on their path of double-digit growth. Esports Enthusiasts, which are people who watch professional esports content at least once a month, will make up 201.2 million of the total up from 143.2 million in 2017, with a compound annual growth rate (“CAGR”) (2017-2022) of +15.7% to reach almost 297 million in 2022. The global average revenue per Esports Enthusiast, which includes not only gaming revenue, but also sponsorships advertising and all other esports related revenues, is projected to be $5.45 in 2019, up +8.9% from $5.00 in 2018. The number of occasional esports viewers, (people who watch professional esports content less than once a month), is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in 2019, up from 1.6 billion in 2018. China is expected to contribute most to global esports awareness, with 500.2 million people aware of esports in 2019. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization. Millennials into should continue to drive the growth of the esports industry’s audience and in turn, the esports gaming industry.

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GTV

GTV is a game-centric live streaming platform which can be viewed through a virtual cable network, OTT streaming service, and websites.

MEDIA PLATFORMS: • Roku • Amazon Fire TV • Samsung Smart TV • Apple TV • iOS • Android • LG Smart TV • Twitch • Website	OTT DISTRIBUTION • Unites States • Canada • Europe • Asia

Today most Americans use streaming services, like Netflix, to watch TV. A streaming service streams video content via the internet to a connected TV, computer, smartphone, or tablet.

The potential audience, just in the United States:

•	64% of U.S. homes have a streaming service.
•	60% of 18-to 29-yrs. old only watch streaming services.
•	71% of internet users watch TV streaming services once a week.

GTV has already created hundreds of individual channels, each dedicated to a different eSport or hosted by a different eSport celebrity. GTV’s model is to generate revenues through advertising revenue on each channel.

GTV’s method of sales come thru selling Connected TV advertising "Ad Units". Ad Units are also called views and impressions. Each ad placed on the GT platform can be seen across all platforms. GTV currently has access to over 100 million viewers in the United States across the aforementioned media platforms. Companies, sponsors, advertisers would purchase "ad units" or "viewers and impressions" from GTV for a certain cost, customized for each ad campaign.

Competitive Advantages/Operational Strengths

We believe the following strengths position us for sustainable growth:

Management Team and Key Personnel Experience: Our management and consultants have extensive experience in esports, information technology, compliance, regulation, accounting and finance.

Proprietary Technology: Our platform provides us with a first mover advantage as it offers what we believe to be the widest variety of viewing options available for esports.

Multiple Channels: We have created hundreds of channels to attract viewers interested in specific games and/or celebrities.

Advertising Diversity: Based on our technology, our advertisers can select to target viewers of a certain game or celebrity or can select to advertise to a specific geographic area based on our OTT systems

History

We were formed in the State of Delaware on October 11, 2016. On April 1, 2018 the Company changed its name from McGraw Conglomerate Corporation to Midnight Gaming Corporation. Our offices are located at 1900 E. Golf Road, Suite 950, Schaumburg, Illinois 60173. Our phone number is 888-525-0010. Our website is Midnightgtv.com. The information contained in our website is not a part of this prospectus.

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Risks Factors

•	We are a development stage company with a history of accumulated deficits, recurring losses and negative cash flows from operating activities and have had de minimis revenues to date.
•	We may be unable to achieve or sustain profitability or continue as a going concern.
•	Esports’ online offerings are part of new and evolving industries, which presents significant uncertainty and business risks.
•	Esports’ success in the competitive gaming and interactive entertainment industries depends in large part on its ability to develop and manage frequent introductions of innovative products.
•	Esports’ dependency on customers’ acceptance of its products, and the Company’s inability to meet changing consumer preferences may negatively impact Esports’ business and results of operations.
•	There is no public market for our common stock.

Recent Developments

The Company has entered into non-binding letters of intent to develop a building and studio to host competitive video game tournaments played by professional gamers with spectators. The proposed building would be three-floors and 96,000 square feet with a competition stage, gaming stations, and a television production studio. It would be located in Orland Park, Illinois, a suburb of Chicago, and be owned by a third party.

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THE OFFERING

Common Stock Offered by the Selling Security Holders	8,657,277 shares of Common Stock.

Common Stock Outstanding Before the Offering	23,000,000 shares of Common Stock as of June 30, 2022.

Common Stock Outstanding After the Offering	23,000,000 shares of Common Stock.

Terms of the Offering	The Selling Security Holders will determine when and how they will sell the Common Stock offered in this prospectus. See “Plan of Distribution” on page 15.

Use of Proceeds	We are not selling any securities under this prospectus.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

Trading Symbol	There is no public market for our common stock.

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RISK FACTORS

Investing in our common stock involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Business

We are a development stage company with a limited operating history.

While we were incorporated under the laws of Delaware in July 2016. Our operations since that time have been mostly limited to eSports competitions and teams. We have had de minimis revenues to date. Consequently, we are subject to all the risks and uncertainties inherent in a new business and in connection with the development and sale of new products and services. As a result, we still must establish many corporate functions necessary to operate our business, including finalizing our administrative structure, continuing our product development, assessing and expanding our marketing activities, implementing financial systems and controls and personnel recruitment. Accordingly, you should consider the Company’s prospects in light of the costs, uncertainties, delays, and difficulties frequently encountered by companies in this early stage of development. You should carefully consider the risks and uncertainties that a company, such as ours, with a limited operating history will face. In particular, you should consider that we cannot provide assurance that we will be able to:

•	successfully implement or execute our current business plan;
•	raise sufficient funds in the capital markets to effectuate our business plan;
•	attract, enter into or maintain contracts with, and retain customers; and/or
•	compete effectively in the extremely competitive environment in which we operate.

If we cannot successfully accomplish any of the foregoing objectives, our business may not succeed.

If we are unable to prove that our advertising and sponsorship solutions provide an attractive return on investment for our customers, our financial results could be harmed.

Our ability to grow revenue is dependent on our ability to demonstrate to marketers that their marketing campaigns with us provide a meaningful return on investment (“ROI”) relative to offline and other online opportunities. Our ability to demonstrate the value of advertising and sponsorship on our network will depend, in part, on the sophistication of the analytics and measurement capabilities, the actions taken by our competitors to enhance their offerings, whether we meet the ROI expectations of our customers and a number of other factors. If we are unable to maintain sophisticated marketing and communications solutions that provide value to our customers or demonstrate our ability to provide value to our customers, our financial results will be harmed.

If we are unable to develop, commission or acquire compelling content in our business at acceptable prices, our expenses may increase, the number of visitors to our online properties may not grow as anticipated, or may decline, and/or visitors’ level of engagement with our network and websites may decline, any of which could harm our operating results.

Our future success depends in part on the ability of our business to aggregate compelling content and deliver that content through our online properties. We believe that users will increasingly demand high-quality content and services including more video and mobile-specific content. Such content and services may require us to make substantial payments to third parties if we are unable to develop content of our own. Our ability to maintain and build relationships with such third-party providers is critical to our success. We may be unable to enter into new, or preserve existing, relationships with the third-parties whose content or services we seek to obtain. In addition, as competition for compelling content increases both domestically and internationally, our third-party providers may increase the prices at which they offer their content and services to us and potential providers may not offer their content or services to us at all, or may offer them on terms that are not agreeable to us. An increase in the prices charged to us by third-party providers could harm our operating results and financial condition.

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We have a history of accumulated deficits, recurring losses and negative cash flows from operating activities. We may be unable to achieve or sustain profitability or continue as a going concern.

To date, we have recorded de minimis revenues from the sale of our products. If we are unable to generate revenues, we will not be able to achieve and maintain profitability. Beyond this, we may incur significant losses in the future for a number of reasons including other risks described in this document, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not ever be able to achieve profitability. We incurred negative cash flows from operating activities and recurring net losses in fiscal years 2021 and 20120. As of December 31, 2021 and 2020, our accumulated deficit was $944,314 and $881,701, respectively. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty. In order for us to remove substantial doubt about our ability to continue as a going concern, we must achieve profitability, generate positive cash flows from operating activities and obtain necessary debt or equity funding. If we are unable to increase revenues or obtain additional financing, we will be unable to continue the development of our products and services and we may have to cease operations. In that event you could lose your entire investment.

Our consolidated financial statements have been prepared on the assumption that we will continue as a going concern. Our independent registered public accounting firms have included an explanatory paragraph in our consolidated financial statements for the fiscal years ended December 31, 2021 and 2020 stating that our operating losses and limited working capital, raise substantial doubt about our ability to continue as a going concern. To date, it has been necessary to rely upon debt and the sale of our equity securities to sustain operations. Our management anticipates that we will require additional capital to fund ongoing operations without taking into account the proceeds from this offering.

There can be no guarantee that we will be able to obtain such funds, or obtain them on satisfactory terms, and that such funds would be sufficient. If such additional funding is not obtained, we may be required to scale back or cease operations.

We will require additional financing and cannot be certain that such additional financing will be available on reasonable terms when required, or at all.

To date, the Company has relied primarily on equity financing to carry on its business. The Company has limited financial resources, has no operating cash flow and has no assurance that sufficient funding will be available to it to fund its operating expenses and to further develop its business. As of March 31, 2022, we had cash of $6,002. We expect the net proceeds from future offerings, along with our current cash position, will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months. Thereafter, unless we achieve profitability, we anticipate that we will need to raise additional capital to fund our operations while we implement and execute our business plan. We currently do not have any contracts or commitments for additional financing. In addition, any additional equity financing may involve substantial dilution to then existing shareholders. There can be no assurance that such additional capital will be available, on a timely basis, or on terms acceptable to the Company. Failure to obtain such additional financing could result in delay or indefinite postponement of operations or the further development of its business with the possible loss of such properties or assets. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund its business or the expansion thereof, take advantage of strategic acquisitions or investment opportunities or respond to competitive pressures. Such inability to obtain additional financing when needed could have a material adverse effect on the Company’s business, results of operations, cash flow, financial condition and prospects.

The gaming and interactive entertainment industries are intensely competitive. Esports faces competition from a growing number of companies and, if Esports is unable to compete effectively, its business could be negatively impacted.

There is intense competition amongst gaming solution providers. There are a number of established, well financed companies producing both land-based and online gaming and interactive entertainment products and systems that compete with the products of the Company. As some of our competitors have financial resources that are greater than Esports’, they may spend more money and time on developing and testing products, undertake more extensive marketing campaigns, adopt more aggressive pricing policies or otherwise develop more commercially successful products than the Company, which could impact the Company’s ability to win new marketing contracts and renew our existing ones. Furthermore, new competitors may enter the Company’s key market areas. If the Company is unable to obtain significant market presence or if it loses market share to its competitors, the Company’s results of operations and future prospects would be materially adversely affected. There are many companies with already established relationships with third parties, including gaming operators that are able to introduce directly competitive products and have the potential and resources to quickly develop competitive technologies. The Company’s success depends on its ability to develop new products and enhance existing products at prices and on terms that are attractive to its customers.

We operate in a very competitive business environment and if we do not adapt our approach and our products to meet this competitive environment, our business, results of operations or financial condition could be adversely impacted.

There is intense competition in the gaming management and gaming products industry which is characterized by dynamic customer demand and rapid technological advances. As a result, we must continually adapt our approach and our products to meet this demand and match technological advances and if we cannot do so, our business results of operations or financial condition may be adversely impacted. Conversely, the development of new competitive products or the enhancement of existing competitive products in any market in which we operate could have an adverse impact on our business, results of operations or financial condition. If we are unable to remain dynamic in the face of changes in the market, it could have a material adverse effect on our business, results of operations or financial condition.

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Risks that impact our customers may impact us.

If our marketing program is not effective, we may see a slowdown in business or network or website traffic it may lead to fewer visitors on our network or website, which could have an adverse effect on advertising revenues and our business.

Our business is subject to online security risk, including security breaches, and loss or misuse of our stored information as a result of such a breach, including customers’ personal information, could lead to government enforcement action or other litigation, potential liability, or otherwise harm our business.

We receive, process, store and use personal information and other customer data. There are numerous federal, state and local laws regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other data. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our customers to lose trust in us which could have an adverse impact on our business. In the area of information security and data protection, many states have passed laws requiring notification to customers when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these types of laws may increase in the future as a result of changes in interpretation or changes in law. Any failure on our part to comply with these types of laws may subject us to significant liabilities.

Third parties we work with, such as vendors, may violate applicable laws or our policies, and such violations may also put our customers’ information at risk and could in turn have an adverse impact on our business. We are also subject to payment card association rules and obligations under each association’s contracts with payment card processors. Under these rules and obligations, if information is compromised, we could be liable to payment card issuers for the associated expense and penalties. If we fail to follow payment card industry security standards, even if no customer information is compromised, we could incur significant fines or experience a significant increase in payment card transaction costs.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry. Many companies, including ours, have been the targets of such attacks. Any security breach caused by hacking which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our network infrastructure to the satisfaction of our players may harm our reputation and our ability to retain existing players and attract new players.

If unauthorized disclosure of the source code we currently license, and expect to own upon the completion of this offering occurs, we could potentially lose future trade secret protection for that source code. This could make it easier for third parties to compete with our products by copying functionality which could adversely affect our revenue and operating margins. Unauthorized disclosure of source code also could increase security risks.

Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. We have developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, including systems and processes designed to reduce the impact of a security breach at a third-party vendor; however, such measures cannot provide absolute security.

Our profitability depends upon many factors for which no assurance can be given.

Profitability depends upon many factors, including the ability to develop and maintain valuable products and services, our ability to identify and obtain the rights to additional products to add to our existing product line, success and expansion of our sales programs, expansion of our customer base, obtaining the right balance of expense levels and the overall success of our business activities. We anticipate that we will generate operating income in the next 12 months although no assurance can be given in this regard. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, diversify our product offerings or even continue our operations. A decline in the value of our stock could also cause you to lose all or part of your investment.

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Future cash flows fluctuations may affect our ability to fund our working capital requirements or achieve our business objectives in a timely manner.

Our working capital requirements and cash flows are expected to be subject to quarterly and yearly fluctuations, depending on such factors as timing and size of capital expenditures, levels of sales and collection of receivables, customer payment terms and supplier terms and conditions. We expect future offerings will enable us to fund our operating expenses and capital expenditure requirements for at least the next 12 months However, a greater than expected slow-down in capital spending by our advertisers may require us to adjust our current business model. As a result, our revenues and cash flows may be materially lower than we expect and we may be required to reduce our capital expenditures and investments or take other measures in order to meet our cash requirements. We may seek additional funds from liquidity-generating transactions and other conventional sources of external financing (which may include a variety of debt, convertible debt and/or equity financings). We cannot provide any assurance that our net cash requirements will be as we currently expect. Our inability to manage cash flow fluctuations resulting from the above factors could have a material adverse effect on our ability to fund our working capital requirements from operating cash flows and other sources of liquidity or to achieve our business objectives in a timely manner.

Our business may be materially and adversely affected by increased levels of debt.

In order to finance our business or to finance possible acquisitions we may incur significant levels of debt compared to historical levels, and we may need to secure additional sources of funding, which may include debt or convertible debt financing, in the future. A high level of debt, arduous or restrictive terms and conditions relating to accessing certain sources of funding, failure to meet the financial and/or other covenants in our credit and/or support facilities and any significant reduction in, or access to, such facilities, poor business performance or lower than expected cash inflows could have adverse consequences on our ability to fund our business operations. Other effects of a high level of debt include the following:

•	we may have difficulty borrowing money in the future or accessing sources of funding;
•	a high debt level, arduous or restrictive terms and conditions, or lower than expected cash flows would make us more vulnerable to economic downturns and adverse developments in our business; and
•	if operating cash flows are not sufficient to meet our operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products and services, sell assets and/or forego business opportunities including acquisitions, research and development projects or product design enhancements.

Esports’ online offerings are part of new and evolving industries, which presents significant uncertainty and business risks.

The online gaming and interactive entertainment industry, which includes social, casual and mobile gaming and interactive entertainment, is relatively new and continues to evolve. Whether these industries grow and whether Esports’ online business will ultimately succeed, will be affected by, among other things, developments in social networks, mobile platforms, legal and regulatory developments (such as the passage of new laws or regulations or the extension of existing laws or regulations to online gaming activities), taxation of gaming activities, data privacy laws and regulation and other factors that the Company is unable to predict and which are beyond the Company’s control. Given the dynamic evolution of these industries, it can be difficult to plan strategically, and it is possible that competitors will be more successful than the Company at adapting to change and pursuing business opportunities. Additionally, as the online gaming industry advances, including with respect to regulation, the Company may become subject to additional compliance-related costs. Consequently, the Company cannot provide assurance that its online and interactive offerings will grow at the rates expected or be successful in the long term. Several companies have launched online offerings, and new competitors are likely to continue to emerge, some of which may be operated by social gaming companies with a larger base of existing users. If our products do not obtain popularity or maintain popularity or fail to grow in a manner that meets management’s expectations, our results of operations and financial condition could be harmed.

Esports’ success in the competitive gaming and interactive entertainment industries depends in large part on its ability to develop and manage frequent introductions of innovative products.

The online gaming and interactive entertainment industries are characterized by dynamic customer demand and technological advances, including for land-based and online gaming products. As a result, the Company must continually introduce and successfully market new themes and technologies in order to remain competitive and effectively stimulate customer demand. The process of developing new products and systems is inherently complex and uncertain. It requires accurate anticipation of changing customer needs and end user preferences as well as emerging technological trends. If the Company’s competitors develop new content and technologically innovative products, and Esports fails to keep pace, its business could be adversely affected. Additionally, the introduction of products embodying new technology and the emergence of new industry standards can render the Company’s existing solutions obsolete and unmarketable and can exert price pressures on existing solutions. To remain competitive, the Company must invest resources towards its research and development efforts to introduce new and innovative products with dynamic features to attract new customers and retain existing customers. If the Company fails to accurately anticipate customer needs and end-user preferences through the development of new products and technologies, it could lose business to its competitors, which would adversely affect the Company’s results of operations and financial position.

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The Company intends to continue investing resources toward its research and development efforts. There is no assurance that its investments in research and development will lead to successful new technologies or timely new products. If a new product does not gain market acceptance, the Company’s business could be adversely affected. Most directly, if a product is unsuccessful, the Company could incur losses. Additionally, if the Company cannot efficiently adapt its processes and infrastructure to meet the needs of its product innovations, its business could be negatively impacted. There is no certainty that the Company’s new products will attain market acceptance or that its competitors will not more effectively anticipate or respond to changing customer preferences. In addition, any delays by the Company in introducing new products could negatively impact its operating results by providing an opportunity for its competitors to introduce new products and gain market share.

The Company cannot give assurance that it will successfully develop new products or enhance and improve its existing products, that new products and enhanced and improved existing products will achieve market acceptance or that the introduction of new products or enhanced existing products by others will not render the Company’s products obsolete. Dynamic customer demand and technological advances often demand high levels of research and development expenditures in order to meet accelerated product introductions, and the life cycles of certain products may be short, which could adversely affect the Company’s operating results. In some cases, the Company’s new products and solutions may require long development and testing periods and may not be introduced in a timely manner or may not achieve the broad market acceptance necessary to generate significant revenue. The Company’s inability to develop solutions that meet customer needs and compete successfully against competitors’ offerings could have a material adverse effect on the Company’s business, financial condition and results of operations.

Failure to attract, retain and motivate key employees may adversely affect the Company’s ability to compete and the loss of the services of key personnel could have a material adverse effect on Esports’ business.

The Company depends on the services of a few key executive officers. The loss of any of these key persons could have a material adverse effect on the Company’s business, results of operations and financial condition. The Company’s success is also highly dependent on its continuing ability to identify, hire, train, motivate and retain highly qualified technical, marketing and management personnel. Competition for such personnel can be intense, and the Company cannot provide assurance that it will be able to attract or retain highly qualified technical, marketing and management personnel in the future. Stock options may comprise a significant component of key employee compensation, and if the Company’s Common Share price declines, it may be difficult to retain such individuals. Similarly, changes in the Company’s share price may hinder the Company’s ability to recruit key employees, as they may elect to seek employment with other companies that they believe have better long-term prospects. The Company’s inability to attract and retain the necessary technical, marketing and management personnel may adversely affect its future growth and profitability. The Company’s retention and recruiting may require significant increases in compensation expense, which would adversely affect the Company’s results of operation.

The leadership of our Chief Executive Officer, Mr. Ken McGraw, has been a critical element of the Company’s development. The departure, death or disability of Mr. McGraw or other extended or permanent loss of his services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on the Company’s business. We are not protected by key man or similar life insurance covering members of senior management but is contemplating obtaining key man insurance upon closing of the offering.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act of 2002, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We have not maintained internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act of 2002. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We expect to begin the process of reviewing, documenting and testing our internal control over financial reporting after completion of this offering. We might encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

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Our management team has limited experience managing a public company and regulatory compliance may divert our attention from the day-to-day management of its business.

Our management team has limited experience managing a publicly-traded company and limited experience complying with the increasingly complex laws pertaining to public companies. These obligations typically require substantial attention from our senior management and could divert our attention away from the day-to-day management of our business.

We currently do not maintain insurance coverage, and any claims against us may result in our incurring substantial costs and a diversion of resources.

We do not currently hold directors and officer’s liability insurance, although we do expect to obtain coverage at the conclusion of this offering. We do not maintain key-man life insurance on any of our senior management or key personnel, business interruption insurance, employer’s liability insurance or liability insurance. If and when we do obtain insurance coverage, it may be insufficient to cover any claim. Any liability or damage to, or caused by, our facilities or our personnel beyond our insurance coverage may result in our incurring substantial costs and a diversion of resources.

The Company’s business is vulnerable to changing economic conditions and to other factors that adversely affect the industries in which it operates.

The demand for entertainment and leisure activities tends to be highly sensitive to changes in consumers’ disposable income, and thus can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond the control of the Company. Unfavorable changes in general economic conditions, including recessions, economic slowdown, sustained high levels of unemployment, and increasing fuel or transportation costs, may reduce customers’ disposable income or result in reduced advertising revenue. As a result, the Company cannot ensure that demand for its products or services will remain constant. Continued or renewed adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in many financial markets, increasing interest rates, increasing energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, could lead to a further reduction in discretionary spending on leisure activities. Any significant or prolonged decrease in consumer spending on entertainment or leisure activities could reduce the Company’s online games, reducing the Company’s cash flows and revenues. If the Company experiences a significant unexpected decrease in demand for its products, it could incur losses.

Changes in ownership of competitors or consolidations within the gaming industry may negatively impact pricing and lead to downward pricing pressures which could reduce revenue.

A decline in demand for the Company’s products in the gaming industry could adversely affect its business. Demand for the Company’s products is driven primarily by the replacement of existing services as well as the expansion of existing online gaming, and the expansion of new channels of distribution, such as mobile gaming. Additionally, consolidation within the online market could result in the Company facing competition from larger combined entities, which may benefit from greater resources and economies of scale. Also, any fragmentation within the industry creating a number of smaller, independent operators with fewer resources could also adversely affect the Company’s business as these operators might cause a further slowdown in the replacement cycle for the Company’s products.

The Company’s results of operations could be affected by natural events in the locations in which it operates or where its customers or suppliers operate.

Esports, its customers, and its suppliers have operations in locations subject to natural occurrences such as severe weather and other geological events, including hurricanes, earthquakes, or flood that could disrupt operations. Any serious disruption at any of Esports’ facilities or the facilities of its customers or suppliers due to a natural disaster could have a material adverse effect on Esports’ revenues and increase its costs and expenses. If there is a natural disaster or other serious disruption at any of Esports’ facilities, it could impair its ability to adequately supply its customers, cause a significant disruption to its operations, cause Esports to incur significant costs to relocate or re-establish these functions and negatively impact its operating results. While Esports intends to seek insurance against certain business interruption risks, such insurance may not adequately compensate Esports for any losses incurred as a result of natural or other disasters. In addition, any natural disaster that results in a prolonged disruption to the operations of Esports’ customers or suppliers may adversely affect its business, results of operations or financial condition.

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Litigation costs and the outcome of litigation could have a material adverse effect on the Company’s business.

From time to time, Esports may be subject to litigation claims through the ordinary course of its business operations regarding, but not limited to, employment matters, security of consumer and employee personal information, contractual relations with suppliers, marketing and infringement of trademarks and other intellectual property rights. Litigation to defend Esports against claims by third parties, or to enforce any rights that Esports may have against third parties, may be necessary, which could result in substantial costs and diversion of Esports’ resources, causing a material adverse effect on its business, financial condition and results of operations. Aside from the lawsuit and other matters referenced herein under the heading “Legal Proceedings” (which includes certain allegations made by our former Chief Technology Officer), the Company is not aware of any current material legal proceedings outstanding, threatened or pending as of the date hereof by or against the Company, given the nature of its business, it is, and may from time to time in the future be, party to various, and at times numerous, legal, administrative and regulatory inquiries, investigations, proceedings and claims that arise in the ordinary course of business. Because the outcome of litigation is inherently uncertain, if one or more of such legal matters were to be resolved against the Company for amounts in excess of management’s expectations, the Company’s results of operations and financial condition could be materially adversely affected.

The Company relies on its internal marketing and branding function, and intends to rely on relationship with ambassadors, distributors, service providers and channel partners to promote its products and generate revenue, and the failure to maintain and develop these relationships could adversely affect the business and financial condition of the Company.

The Company is dependent upon its internal marketing and branding function as well as its ability to establish and develop new relationships and to build relationships with distributors and service providers on which it will rely to promote its current and future products, including online gaming services and live events such as potentially creating and hosting live esports tournaments. The Company cannot provide assurance that it will be successful in maintaining or advancing such internal function or relationship. In addition, the Company cannot provide assurance that its future distributors and service providers will act in a manner that will promote the success of the Company’s products and services. Failure by its internal marketing and branding function or channel partners to promote and support the Company’s products and services or failure by the Company to establish and develop relationships with ambassadors, distributors and service providers, could adversely affect the Company’s business, results of operations and financial condition. Even if the Company is successful in maintaining or advancing such internal function or establishing and developing relationships with distributors or service providers, there is no guarantee that this will result in a growth in revenue.

Moreover, if some of the Company’s competitors offer their products and services to distributors on more favorable terms or have more products or services available to meet their needs, there may be pressure on the Company to reduce the price of its products or services, failing which the Company’s distributors and service providers may stop carrying its products or services or de-emphasize the sale of its products and services in favor of the products and services of competitors.

Regulations that may be adopted with respect to the internet and electronic commerce may decrease the growth in the use of the internet and lead to the decrease in the demand for Esports’ products and services.

In addition to regulations pertaining to the gaming industry in general and specifically to online gaming, the Company may become subject to any number of laws and regulations that may be adopted with respect to the internet and electronic commerce. New laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation, advertising, intellectual property, information security, and the characteristics and quality of online products and services may be enacted. As well, current laws, which predate or are incompatible with the internet and electronic commerce, may be applied and enforced in a manner that restricts the electronic commerce market. The application of such pre-existing laws regulating communications or commerce in the context of the internet and electronic commerce is uncertain. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel and personal privacy are applicable to the internet. The adoption of new laws or regulations relating to the internet, or particular applications or interpretations of existing laws, could decrease the growth in the use of the internet, decrease the demand for Esports’ products and services, increase Esports’ cost of doing business or could otherwise have a material adverse effect on Esports’ business, revenues, operating results and financial condition.

Risks Related to Intellectual Property and Technology

Esports’ intellectual property may be insufficient to properly safeguard its technology and brands.

The Company may apply for patent protection in the United States, Canada, Europe and other countries relating to certain existing and proposed processes, designs and methods and other product innovations. Patent applications can, however, take many years to issue and the Company can provide no assurance that any of these patents will be issued at all. If the Company is denied any or all of these patents, it may not be able to successfully prevent its competitors from imitating its solutions or using some or all of the processes that are the subject of such patent applications. Such imitation may lead to increased competition within the finite market for the Company’s solutions. Even if pending patents are issued to the Company, its intellectual property rights may not be sufficiently comprehensive to prevent its competitors from developing similar competitive products and technologies. The Company’s success may also depend on its ability to obtain trademark protection for the names or symbols under which it markets its products and to obtain copyright protection and patent protection of its proprietary technologies, intellectual property and other game innovations and if the granted patents are challenged, protection may be lost. The Company may not be able to build and maintain goodwill in its trademarks or obtain trademark or patent protection, and there can be no assurance that any trademark, copyright or issued patent will provide competitive advantages for Esports or that Esports’ intellectual property will not be successfully challenged or circumvented by competitors.

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The Company may be subject to claims of intellectual property infringement or invalidity and adverse outcomes of litigation could unfavorably affect its operating results.

Monitoring infringement and misappropriation of intellectual property can be difficult and expensive, and the Company may not be able to detect infringement or misappropriation of its proprietary rights. Although the Company intends to aggressively pursue anyone who is reasonably believed to be infringing upon its intellectual property rights and who poses a significant commercial risk to the business, to protect and enforce its intellectual property rights, initiating and maintaining suits against such third parties will require substantial financial resources. The Company may not have the financial resources to bring such suits, and, if it does bring such suits, it may not prevail. Regardless of the Company’s success in any such actions, the expenses and management distraction involved may have a material adverse effect on its financial position.

The failure to enforce and maintain our intellectual property rights could enable others to use trademarks used by our business which could adversely affect the value of the Company.

The success of our business depends on our continued ability to use our existing tradenames in order to increase our brand awareness. As of the date hereof, we do not have any federally registered trademarks owned by us, but we plan to pursue registered trademarks for our business names. The unauthorized use or other misappropriation of any of the foregoing trademarks or tradenames could diminish the value of our business which would have a material adverse effect on our financial condition and results of operation.

Service interruptions of internet service providers could impair the Company’s ability to carry on its business.

Most of the Company’s customers will rely on internet service providers to allow the Company’s customers and servers to communicate with each other. If internet service providers experience service interruptions, communications over the internet may be interrupted and impair the Company’s ability to carry on business. In addition, the Company’s ability to process e-commerce transactions depends on bank processing and credit card systems. In order to prepare for system problems, the Company intends to continuously seek to strengthen and enhance its planned facilities and the capability of its system infrastructure and support. Nevertheless, any system failure as a result of reliance on third parties, including network, software or hardware failure, which causes a delay or interruption in the Company’s online services and products and e-commerce services, could have a material adverse effect on the Company’s business, revenues, operating results and financial condition.

Systems, network or telecommunications failures or cyber-attacks may disrupt the Company’s business and have an adverse effect on our results of operations.

Any disruption in the Company’s network or telecommunications services could affect the Company’s ability to operate its games and online offerings, which would result in reduced revenues and customer down time. The Company’s network and databases of business or customer information, including intellectual property, trade secrets, and other proprietary business information and those of third parties we use, will be susceptible to outages due to fire, floods, power loss, break-ins, cyber-attacks, hackers, network penetration, data privacy or security breaches, denial of service attacks and similar events, including inadvertent dissemination of information due to increased use of social media. Despite implementation of network security measures and data protection safeguards by us, including a disaster recovery strategy for back-office systems, the Company’s servers and computer resources will be vulnerable to viruses, malicious software, hacking, break-ins or theft, third-party security breaches, employee error or malfeasance, and other potential compromises. Disruptions from unauthorized access to or tampering with the Company’s computer systems, or those of third parties we use, in any such event could result in a wide range of negative outcomes, including devaluation of the Company’s intellectual property goodwill and/or brand appeal, increased expenditures on data security, and costly litigation, and can have a material adverse effect on the Company’s business, revenues, reputation, operating results and financial condition.

Malfunctions of third-party communications infrastructure, hardware and software expose Esports to a variety of risks Esports cannot control.

Our business will depend upon the capacity, reliability and security of the infrastructure owned by third parties over which our offerings would be deployed. Esports has no control over the operation, quality or maintenance of a significant portion of that infrastructure or whether or not those third parties will upgrade or improve their equipment. Esports depends on these companies to maintain the operational integrity of our connections. If one or more of these companies is unable or unwilling to supply or expand our levels of service in the future, our operations could be adversely impacted. Also, to the extent the number of users of networks utilizing our future products and services suddenly increases, the technology platform and secure hosting services which will be required to accommodate a higher volume of traffic may result in slower response times or service interruptions. System interruptions or increases in response time could result in a loss of potential or existing users and, if sustained or repeated, could reduce the appeal of the networks to users. In addition, users depend on real-time communications; outages caused by increased traffic could result in delays and system failures. These types of occurrences could cause users to perceive that our products and services do not function properly and could therefore adversely affect our ability to attract and retain licensees, strategic partners and customers.

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Risks Related to Our Common Stock

Our officers, directors and 5% stockholders may exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

As of the date of this prospectus, our officers, directors 5% stockholders collectively have an approximately 82.9% beneficial ownership of our company. As a result, when acting together, such individuals will have a controlling influence over the election of our directors and in determining the outcome of any corporate action, including corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and influence could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

We currently do not intend to pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment will be if the market price of our common stock appreciates and you sell your shares at a profit.

You may experience dilution of your ownership interest due to the future issuance of additional shares of our common stock.

We are in a capital intensive business and we do not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 500,000,000 shares of common stock and 5,000,000 shares of preferred stock. Additionally, the Board may subsequently approve increases in authorized common stock. The potential issuance of such additional shares of common or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

If and when a larger trading market for our securities develops, the market price of such securities is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your securities at or above the price at which you acquired them.

The stock market in general and the market for smaller esports companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our securities may be influenced by many factors that are beyond our control, including, but not limited to:

•	variations in our revenue and operating expenses;
•	market conditions in our industry and the economy as a whole;
•	actual or expected changes in our growth rates or our competitors’ growth rates;
•	developments in the financial markets and worldwide or regional economies;
•	variations in our financial results or those of companies that are perceived to be similar to us;
•	announcements by the government relating to regulations that govern our industry;
•	sales of our common stock or other securities by us or in the open market;
•	changes in the market valuations of other comparable companies;
•	general economic, industry and market conditions; and
•	the other factors described in this “Risk Factors” section.

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The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

Efforts to comply with the applicable provisions of Section 404 of the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with Section 404 of the Sarbanes-Oxley Act may adversely affect us and the market price of our common stock.

Under current SEC rules, we have been required to report on our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, or Section 404, and related rules and regulations of the SEC. We will be required to review on an annual basis our internal control over financial reporting, and on a quarterly and annual basis to evaluate and disclose changes in our internal control over financial reporting. This process may result in a diversion of management’s time and attention and may involve significant expenditures. We have not maintained internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act of 2002. The rules governing the standards that must be met for our evaluation management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation. We expect to begin the process of reviewing, documenting, and testing our internal control over financial reporting after completion of this offering. We might encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot favorably assess the effectiveness of our internal control over financial reporting, investors could lose confidence in our financial information and the price of our common stock could decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•	changes in the market acceptance of our products;
•	increased levels of competition;
•	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
•	our relationships with our key customers;
•	our ability to retain and attract senior management and other key employees;
•	our ability to quickly and effectively respond to new technological developments;
•	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and
•	other risks, including those described in the “Risk Factors” discussion of this prospectus.

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We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

We are not selling any securities under this prospectus.

DETERMINATION OF OFFERING PRICE

There is no public market for our common stock. The offering price of $4.00 for the shares of Common Stock is estimated.

SELLING SECURITY HOLDERS

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to the Offering (A)	Shares of Common Stock to be Sold in this Offering and Registered Hereby	Shares of Common Stock Beneficially Owned Upon Completion of the Offering	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering
One Eyed Jack Enterprises LLC (1)	2,000,000	1,000,000	1,000,000	4.3%
SBX LLC (2)	2,000,000	1,000,000	1,000,000	4.3%
Esports Associates Corp. (3)	2,000,000	1,000,000	1,000,000	4.3%
GG Consultants LLC(4)	2,000,000	1,000,000	1,000,000	4.3%
Game Pros US Corp. (5)	2,000,000	1,000,000	1,000,000	4.3%
David and Vonya Currey	1,170,000	535,000	535,000	2.3%
John Keefe	1,053,073	526,537	526,536	2.3%
Brian Williams	1,000,000	500,000	500,000	2.2%
Joe Keefe	661,000	500,000	161,000	0.7%
Champion Fence, Inc. (6)	250,000	250,000	0	0%
Northwest Cedar Inc.(7)	250,000	250,000	0	0%
Mike Keefe	180,000	180,000	0	0%
Speek Properties (8)	140,000	140,000	0	0%
Nathan Giffin	154,071	154,071	0	0%
Chris Shefts	116,667	116,667	0	0%
Frank Speek	102,501	102,501	0	0%
Michael Speek	102,501	102,501	0	0%
Glenn Preslier	100,000	100,000	0	0%
Sal Guerrera	100,000	100,000	0	0%
Ryan Vath	100,000	100,000	0	0%
	8,657,277	8,657,277	0	0%

(1) Hilary Marx has voting and dispositive power over the shares of One Eyed Jack Enterprises LLC.

(2) Nathan Giffin has voting and dispositive power over the shares of SBX LLC.

(3) Chris Shefts has voting and dispositive power over the shares of Esports Associates Corp.

(4) John Keefe has voting and dispositive power over the shares of GG Consultants LLC

(5) Chris Shefts has voting and dispositive power over the shares of Game Pros US Corp.

(6) Joe Keefe has voting and dispositive power over the shares of Champion Fence, Inc.

(7) John Keefe has voting and dispositive power over the shares of Northwest Cedar Inc.

(8) Michael Speek has voting and dispositive power over the shares of Speek Properties.

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PLAN OF DISTRIBUTION

Each Selling Security Holder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Security Holders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Security Holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Security Holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Security Holders or any other person. We will make copies of this prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are unable to predict with certainty the effect that sales of the shares of Common Stock offered by this prospectus might have upon our ability to raise additional capital. Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our Common Stock.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market and Other Information

There is no market for our common stock.

As of December 31 2021, there were approximately 300 registered holders of record of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this report. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

Esports is the competitive playing of video games by amateur and professional teams for cash prizes. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting, first-person shooter, and multiplayer online battle arena games. As of March 20, 2019, the three largest selling esports games are Dota 2, League of Legends (both multiplayer online battle arena games) and Counter Strike: Global Offensive (a first-person shooter game). Other popular games include Smite, StarCraft II, Call of Duty¸ Heroes of the Storm, Hearthstone and Fortnite. Esports also includes games which can be played, primarily by amateurs, in multiplayer competitions on the Sony PlayStation, Microsoft Xbox and WII Nintendo systems. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv, azubu.tv, ustream.tv and youtube.com.

Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming. The advent of online streaming technology has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in person in stadiums, and by online viewers, which regularly exceed 1,000,000 viewers for major tournaments. Much like how there is a worldwide gaming market for the sports industry, there has now developed a worldwide gaming market for the esports industry. The impact has been so significant that many video game developers are now building features into their games designed to facilitate competition.

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According to Newzoo, a global leader in esports, games and mobile intelligence, it is expected that the total global esports audience is estimated to be 728.8 million a the end of 2021, an increase of 10% over 2020. The pandemic has certainly accelerated the growth of the live-streaming audience but we do not anticipate a decrease in current users. We anticipate the current growth rate will progressively return to their more natural levels  by 2024, when the live-streaming audience total will be projected to be 920.3 million. Nevertheless, emerging markets and regions will stay on their path of double-digit growth. Esports Enthusiasts, which are people who watch professional esports content at least once a month, will make up 201.2 million of the total up from 143.2 million in 2017, with a compound annual growth rate (“CAGR”) (2017-2022) of +15.7% to reach almost 297 million in 2022. The global average revenue per Esports Enthusiast, which includes not only gaming revenue, but also sponsorships advertising and all other esports related revenues, is projected to be $5.45 in 2019, up +8.9% from $5.00 in 2018. The number of occasional esports viewers, (people who watch professional esports content less than once a month), is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in 2019, up from 1.6 billion in 2018. China is expected to contribute most to global esports awareness, with 500.2 million people aware of esports in 2019. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization

In 2018, there were 737 major esports events that generated an estimated $54.7 million in ticket revenues, up from $32 million in 2016, but down from $58.9 million in 2017. The total prize money of all esports events held in 2018 reached $150.8 million, after breaking the $100 million mark for the first time in 2017. The League of Legends World Championship was 2018’s biggest tournament by live viewership hours on Twitch, with 53.8 million hours. It also produced $1.9 million in ticket revenues. The Overwatch League was the most-watched league by live viewership hours on Twitch, generating 79.5 million hours.

Emerging Growth Company

We are an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•	provide an auditor attestation with respect to management’s report on the effectiveness of our internal controls over financial reporting;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues is $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates is $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Liquidity

We have financed operations primarily through the sale of equity securities and short-term debt. Until revenues are sufficient to meet our needs, we will continue to attempt to secure financing through equity or debt securities, including the sale of securities in this offering. We continue to incur negative cash flows from operating activities and net losses. We had minimal cash, negative working capital, and negative total equity as of December 31, 2021 and 2020. We anticipate that we need approximately $1 million to ramp up our operations over the next twelve months, If we do not raise additional funds, we will have to scale back our plans.

Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this report. Material changes in line items in our Statement of Operations for the periods presented are discussed below.

Revenue and Expenses – Year Ended December 31, 2021 vs. December 31, 2020

Revenue and Gross Profit

The Company had no revenue or gross profit for the year ended December 31, 2021 compared to $1,000 of revenue and gross profit for the year ended December 31, 2020.

Expenses

The Company had $402,796 in expenses for the year ended December 31, 2021 compared with $45,619 in expenses for the year ended December 31, 2020, an increase of $357,177. This increase in expenses in 2021 was primarily the result of increased sales and marketing expenses ($118,388) as the Company advertised to boost the visibility of the Company’s products, increase in other general and administrative expenses ($119,425), increase in consulting fees ($51,604), travel expenses ($42,686) and legal and professional fees ($40,074), for expenses associated with preparing financial statements for registering its common stock, building its network, establishing an office and public relations initiatives.,

Revenue and Expenses – Six Months Ended March 31, 2022 vs. March 31, 2021

Revenue and Gross Profit

The Company had no revenue in either six-month period.

Expenses

The Company had $106,742 in expenses for the six months ended June 30, 2022 compared with $275,434 in expenses for the six months ended June 30, 2021, a decrease of $168,692. This decrease reflects the costs the Company incurred in 2021 for associated with preparing financial statements for registering its common stock, building its network, establishing an office and public relations initiatives. The decrease was primarily the result of decreased marketing expenses ($96,417), consulting fees ($27,080) and other general and administrative expenses ($54,255).

Capital Resources and Liquidity

The Company’s sources and (uses) of cash for the year ended December 31, 2021 and 2020 are shown below:

	2021	2020
Cash used in operating activities	$(519,050)	$(147,611)
Cash used in investing activities	—	—
Cash provided by financing activities	470,768	197,715

The Company’s sources and (uses) of cash for the six months ended June 30, 2022 and June 30, 2021 are shown below:

	2022	2021
Cash used in operating activities	$(106,742)	$(295,434)
Cash used in investing activities	—	—
Cash provided by financing activities	119,702	448,246

To date, we have recorded de minimis revenues from the sale of our services and products. If we are unable to generate revenues, we will not be able to achieve and maintain profitability. Beyond this, we may incur significant losses in the future for a number of reasons including other risks described in this document, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not ever be able to achieve profitability. We incurred negative cash flows from operating activities and recurring net losses in fiscal years 2020 and 2019. As of December 31, 2020 and 2019, our accumulated deficit was $881,701 and $329,134, respectively. As a result of our losses, the Company has not yet filed any tax returns. The Company is, however, subject to examination by U.S. Federal and State tax authorities from inception to present,

These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty. In order for us to remove substantial doubt about our ability to continue as a going concern, we must achieve profitability, generate positive cash flows from operating activities and obtain necessary debt or equity funding. If we are unable to increase revenues or obtain additional financing, we will be unable to continue the development of our products and services and we may have to cease operations. In that event you could lose your entire investment.

Our consolidated financial statements have been prepared on the assumption that we will continue as a going concern. Our independent registered public accounting firms have included an explanatory paragraph in our consolidated financial statements for the fiscal years ended December 31, 2020 and 2019 stating that our operating losses and limited working capital, raise substantial doubt about our ability to continue as a going concern. To date, it has been necessary to rely upon debt and the sale of our equity securities to sustain operations. Our management anticipates that we will require additional capital to fund ongoing operations without taking into account the proceeds from this offering.

There can be no guarantee that we will be able to obtain such funds, or obtain them on satisfactory terms, and that such funds would be sufficient. If such additional funding is not obtained, we may be required to scale back or cease operations.

Other than the foregoing, we do not know of any trends that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Off Balance Sheet Arrangements

The Company does not have any off balance sheet arrangements nor any contingent liabilities.

BUSINESS

Business Overview

We are creating and expanding our presence in the Esports market. Prior to the COVID pandemic, Midnight Gaming hosted local Esports tournaments across the US, and was in the midst of constructing a state-of-the-art Esports venue. With those plans on hold, it created the opportunity for the Company to create GTV. GTV, located at https://www.gtvnetworks.tv , is an operational platform that:

•	provides free advertisement-supported entertainment through a virtual cable network, OTT streaming service, and websites;
•	delivers eSports, news, live events, and digital video; and
•	offers entertainment for gamers, movie viewers, and digital sports fans.

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Esports Industry

Esports is the competitive playing of video games by professional and amateur teams. Esports typically takes the form of organized, multiplayer video games that include real-time strategy, fighting and multiplayer online battle arena games. Although official competitions have long been a part of video game culture, participation and spectatorship of such events have seen a global surge in popularity over the last few years with the rapid growth of online streaming.

Esports also includes games which can be played at home, primarily by amateurs, in multiplayer competitions on the Sony PlayStation, Microsoft Xbox and WII Nintendo systems. Most major professional esports events and a wide range of amateur esports events are broadcast live via streaming services including twitch.tv, azubu.tv, ustream.tv and youtube.com. With the creation and operation of GTV, we hope to be the largest and broadest streaming service of esports.

The advent of online streaming technology has turned esports into a global industry that includes professional players and teams competing in major events that are simultaneously watched in person in stadiums, and by online viewers. This online streaming technology referred to as OTT, which stands for over-the-top, initially named for devices that go “over” a cable box to give the user access to content. In OTT channels, content is delivered via an internet connection rather than through a traditional cable/broadcast provider.

According to Newzoo, a global leader in esports, games and mobile intelligence, it is expected that the total global esports audience is estimated to be 728.8 million a the end of 2021, an increase of 10% over 2020. The pandemic has certainly accelerated the growth of the live-streaming audience but we do not anticipate a decrease in current users. We anticipate the current growth rate will progressively return to their more natural levels  by 2024, when the live-streaming audience total will be projected to be 920.3 million. Nevertheless, emerging markets and regions will stay on their path of double-digit growth. Esports Enthusiasts, which are people who watch professional esports content at least once a month, will make up 201.2 million of the total up from 143.2 million in 2017, with a compound annual growth rate (“CAGR”) (2017-2022) of +15.7% to reach almost 297 million in 2022. The global average revenue per Esports Enthusiast, which includes not only gaming revenue, but also sponsorships advertising and all other esports related revenues, is projected to be $5.45 in 2019, up +8.9% from $5.00 in 2018. The number of occasional esports viewers, (people who watch professional esports content less than once a month), is expected to reach 252.6 million in 2019, up from 221.6 million in 2018, and is projected to grow with a CAGR of +12.6% to surpass 347 million in 2022. The number of people who are aware of esports worldwide is expected to reach 1.8 billion in 2019, up from 1.6 billion in 2018. China is expected to contribute most to global esports awareness, with 500.2 million people aware of esports in 2019. The increasing prominence of esports as a mainstream entertainment industry is driving the growth in awareness in most regions. Audience and awareness growth in the emerging regions of Latin America, Middle East and Africa, Southeast Asia, and Rest of Asia is largely driven by improving IT infrastructure and urbanization. Millennials into should continue to drive the growth of the esports industry’s audience and in turn, the esports gaming industry.

GTV

GTV is a game-centric live streaming platform which can be viewed through a virtual cable network, OTT streaming service, and websites.

MEDIA PLATFORMS: • Roku • Amazon Fire TV • Samsung Smart TV • Apple TV • iOS • Android • LG Smart TV • Twitch • Website	OTT DISTRIBUTION • Unites States • Canada • Europe • Asia

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Today most Americans use streaming services, like Netflix, to watch TV. A streaming service streams video content via the internet to a connected TV, computer, smartphone, or tablet.

The potential audience, just in the United States:

•	64% of U.S. homes have a streaming service.
•	60% of 18-to 29-yrs. old only watch streaming services.
•	71% of internet users watch TV streaming services once a week.

GTV has already created hundreds of individual channels, each dedicated to a different eSport or hosted by a different eSport celebrity. GTV’s model is to generate revenues through advertising revenue on each channel.

Competitive Advantages/Operational Strengths

We believe the following strengths position us for sustainable growth:

Management Team and Key Personnel Experience: Our management and consultants have extensive experience in esports, information technology, compliance, regulation, accounting and finance.

Proprietary Technology: Our platform provides us with a first mover advantage as it offers what we believe to be the widest variety of viewing options available for esports.

Multiple Channels: We have created hundreds of channels to attract viewers interested in specific games and/or celebrities.

Advertising Diversity: Based on our technology, our advertisers can select to target viewers of a certain game or celebrity or can select to advertise to a specific geographic area based on our OTT systems

Marketing and Sales Initiatives

We may accelerate expansion if we find complementary businesses that we are able to acquire in other territories. Our marketing efforts to expand into new territories have included attendance at esports events in addition to personal contact with other market participants.

Esports games are played by professional teams, amateur teams, and individuals. Professional esports teams typically have their own social media presence, with some of the top professional teams having millions of fans who visit the team’s website on a regular basis. A website of a professional esports team usually contains specific information about the team and lists upcoming tournaments or events in which the team will be participating. As part of our efforts to market our online gaming services, we attempt to enter into affiliate marketing agreements with professional esport teams.

We expect to expand into new geographic territories, assuming we obtain licenses to operate in those territories. The need for hands-on implementation in these territories and support may also require investment in additional physical offices and other overhead. We believe our approach is conservative in these respects.

We plan to increase our marketing efforts and awareness of our website and future offerings by:

•	continuing to grow our efforts with our affiliate marketing program with professional esports teams;
•	advertising and sponsoring major professional esports events held in stadiums around the world that are broadcast online to a global audience;
•	utilizing celebrities and social media influencers who have an interest in video games and esports to generate new customers;
•	utilize multiple electronic social media platforms to promote the Company’s business including, but not limited to, Facebook Twitter, Instagram, Snapchat, Youtube, Twitch, Whatsapp, WeChat, email and SMS messages; and
•	using online advertisements, paid search optimization and various social media campaigns to increase our online presence and drive traffic to our website. We intend to increase our investments in online advertisements, primarily through the purchase of banner advertisements on esports related websites. We also intend to continue to invest in optimizing the Company’s website so it will attain a high ranking under key search words or phrases, such as “esports.”

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Competition

The online gaming industry is increasingly competitive. With relatively low barriers to entry, new competitors are entering the esports market. In both of these segments, there currently exist several major competitors. We expect the number of companies offering products and services in each market segment to increase. Some of our current competitors have far greater resources than we have.

Intellectual Property

We have not filed to register any patents, trade names or trademarks in any jurisdictions, but we do intend to file applications to register patents, tradenames or trademarks in the near future.

Employees

We currently have two full time employees and three full time consultants.

None of these employees are represented by a labor union or subject to a collective bargaining agreement. We have never experienced a work stoppage and our management believes that our relations with employees are good.

Properties

Our executive and business offices are located at 1900 E. Golf Road, Suite 950, Schaumburg, Illinois 60173.

The Company entered into a 5-year lease agreement to rent office space terminating in 2023. For the years ended December 31, 2021 and 2020, the Company expensed $2,670 each year, as general and administrative for rent. Minimum payments for successive years ending December 31 are as follows:

2022	3,025
2023	3,244
2024 and thereafter	—
$6,269

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. With the exception of the foregoing, we are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

As of the date of this prospectus, our directors, executive officers and significant employees are as follows:

Name	Age	Position(s)
Paul K. Danner	63	Chairman of the Board
Kinney McGraw	49	President, Secretary/ Treasurer, Chief Executive Officer (Principal Executive Officer)

Each of our officers is elected by our Board of Directors to serve until the next annual meeting of directors or until their successors are duly elected and qualified. Our Board of Directors, going forward, will be elected by a majority vote of common stock then outstanding.

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Background and Business Experience

Paul K. Danner joined our Board of Directors in 2021. He is currently serving as the Chief Executive Officer of Pepex Biomedical, Inc. From 2016 to 2018, he was Chairman & Chief Executive Officer of Alliance MMA, Inc., NASDAQ-listed sports promotion and media firm. Formerly, Mr. Danner was the Managing Director of Destiny Partners Worldwide, a global organizational management and business operations consultancy since 2006. From 2008 to 2010, Mr. Danner was also the Chief Executive Officer of Shanghai-based China Crescent Enterprises, a fully-reporting OTCBB-listed information technologies company which operated primarily in Asia. Previously, he served as Chairman & Chief Executive Officer of Paragon Financial Corporation, a NASDAQ-listed financial services firm, from 2002 to 2006. From January 1998 to 2001 Mr. Danner was employed in various roles at MyTurn.com, Inc., a NASDAQ-listed information technologies company, including as Chief Executive Officer. From 1996 to 1997, Mr. Danner was the Managing Partner of Technology Ventures, a business consultancy firm. From 1985 to 1996 he held executive-level and sales & marketing positions with a number of Fortune-100 technology companies including NEC Technologies and Control Data Corporation. Mr. Danner served as a Naval Aviator flying the F-14 Tomcat, and subsequently as an Aerospace Engineering Duty Officer supporting the Naval Air Systems Command, for 8 years on active duty plus 22 years with the reserve component of the United States Navy. He retired from the Navy in 2009 with the rank of Captain. Mr. Danner received his BS in Business Finance from Colorado State University, and holds an MBA in Marketing from the Strome College of Business at Old Dominion University. His vast corporate experience qualifies him to serve on and lead our board, especially in our formative period.

Kinney L. (Ken) McGraw, has over 25 years of experience in corporate finance and banking in increasingly responsible positions. Licensed as a mortgage banker and mortgage broker, Mr. McGraw began his finance career in real estate in retail sales, becoming over time the founder of 4M Financial, LLC, a nationwide mortgage and finance firm employing a professional staff of more than one hundred. He is also the former founder of Executive Funding, Inc.al, a multi-state banking operation across the Mid-West and South. Mr. McGraw is currently President and CEO of Tiger Capital Management Inc (TCM), a business consulting firm which services a wide range of clientele requiring expertise in banking, real estate, insurance and/or mortgages.

In 1997, Mr. McGraw began his career in finance as a loan officer in Lemont, Illinois with JVS Financial Corporation. He quickly rose to a management position responsible for a team of 15 salesmen. Achieving success as a manager in the field of residential real estate lending, Mr. McGraw was recruited to manage a team of loan officers for a mid-sized wholesale banking operation in Chicago, Illinois (1998-1999). In 1999, Mr. McGraw founded 4M Financial in Orland Park, Illinois. He grew a startup mortgage broker operation into a successful regional residential and commercial finance company, developing skills as a sales and operations manager. In 2001, Mr. McGraw was recruited to develop an inside sales team for a then multi-billion-dollar nationwide mortgage lending company, Fremont Invest & Loan Corporation. From 2001-2006, Mr. McGraw used the company’s nationwide lending platform to reach clients in all 50 states and, within five years, proved the inside sales model a success. In 2006, Mr. McGraw founded Excellent Funding, Inc. in Orland Park, Illinois and Miami, Florida, developing a successful mortgage lending business spanning multiple states. In 2008, McGraw founded Tiger Capital Management Inc., a banking and finance consulting firm. From 2008 to date, Mr. McGraw has helped his clients build successful business operations in the areas of banking, finance, mortgage and real estate. He has broad experience in turning under-performing businesses into profitable enterprises.

Identification of Significant Employees.

We employ no significant employees other than Mr. McGraw, the Chief Executive Officer.

Family Relationships.

We currently do not have any officers or directors who are related to one another.

Committees

We do not currently have an audit, compensation or nominating committee. Our Board of Directors, currently comprised of two members, is expected for the foreseeable future to act as a “committee of the whole” board and, as such, is not expected to have separate audit, compensation and nominating committees. Following the completion and effectiveness of this offering and after FINRA permits us to have our securities quoted and issues us a symbol, we intend to include one or more independent directors and intend to adopt a charter for each committee.

The audit committee functions being performed by our Board of Directors, currently and for the foreseeable future, requires the oversight and primary responsibility for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.

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The compensation committee functions being performed by our Board of Directors, currently and for the foreseeable future, requires the oversight for implementation and approvals of the compensation structure, including all forms of compensation, relating to our directors and executive officers and periodically reviewing and approving any long-term incentive compensation or equity plans, programs or similar arrangements.

The nominating committee functions being performed by our Board of Directors, currently and for the foreseeable future, requires selecting individuals qualified to become our directors and in determining the composition of the Board and its committees.

Compliance with Section 16(a) of the Exchange Act.

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers and persons who beneficially own more than 10% of a registered class of equity securities to file initial reports of ownership and reports of change in ownership of common stock and other equity securities with the Commission. Since our inception, and for the foreseeable future, we have not had a class of equity securities registered under the Securities Exchange Act of 1934, as amended; therefore, compliance with Section 16(a) thereof by our officers and directors is not required. Once the Company becomes what is called a “Section 12” reporting company, our officers, directors and greater than 10% stockholders will be required by the Commission’s rules and regulations to furnish us with copies of all Section 16(a) forms they file.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our corporate website at www.esportsentertainmentgroup.com. We expect that any amendments to such code, or any waivers of its requirements, will be disclosed on our website.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
•	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Our directors and officers are indemnified as provided by the Delaware corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

EXECUTIVE COMPENSATION

The following table summarizes information concerning the compensation awarded to, earned by, or paid to, our executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Other Annual Compensation	All Other Compensation	Total
Kinney McGraw,	2020	$—	—	—	—	—	—	—
CEO and President	2019	$—	—	—	—	—	—	—

Employment Agreements

None

Compensation-Setting Process/Role of Our Compensation Committee

During 2019, our board of directors was responsible for overseeing our executive compensation program, establishing our executive compensation philosophy, and determining specific executive compensation, including cash and equity. Our Compensation Committee considers one or more of the following factors when setting executive compensation, as further explained in the discussions of each compensation element below:

•	the experiences and individual knowledge of the members of the committee regarding executive compensation, as we believe this approach helps us to compete in hiring and retaining the best possible talent while at the same time maintaining a reasonable and responsible cost structure;
•	corporate and/or individual performance, as we believe this encourages our executive officers to focus on achieving our business objectives;
•	the executive’s existing equity award and stock holdings; and
•	internal pay equity of the compensation paid to one executive officer as compared to another — that is, that the compensation paid to each executive should reflect the importance of his or her role to the company as compared to the roles of the other executive officers, while at the same time providing a certain amount of parity to promote teamwork.

Executive Compensation Program Components

Base Salary

We provide base salary as a fixed source of compensation for our executive officers, allowing them a degree of certainty when having a meaningful portion of their compensation “at risk” in the form of equity awards covering the shares of a company for whose shares there has been limited liquidity to date. The compensation committee recognizes the importance of base salaries as an element of compensation that helps to attract highly qualified executive talent.

24

Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined us and reflect the scope of their anticipated responsibilities, the individual experience they bring, the board members’ experiences and knowledge in compensating similarly situated individuals at other companies, our then-current cash constraints, and a general sense of internal pay equity among our executive officers.

The compensation committee does not apply specific formulas in determining base salary increases. In determining base salaries for 2018 for our continuing named executive officers, no adjustments were made to the base salaries of any of our named executive officers as the compensation committee determined, in their independent judgment and without reliance on any survey data, that existing base salaries, taken together with other elements of compensation, provided sufficient fixed compensation for retention purposes.

Outstanding Equity Awards at December 31, 2021

None

Stock Incentive Plan

The Company does not have any stock incentive plans

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding our voting shares beneficially owned as of June 30, 2022 and is based on 23,000,000 shares issued and outstanding, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the tables for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of these tables, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of June 30, 2022. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons, any shares that such person or persons has the right to acquire within 60 days of June 30, 2022 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise indicated, each of the shareholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our Common Stock. Except as otherwise indicated, the address of each of the shareholders listed below is: 1900 E. Golf Road, Suite 950, Schaumburg, Illinois 60173.

Name and Address of Beneficial Owner	Number	Percent
Kinney McGraw (1)	6.326.333	27.5%
All Officers and Directors as a group (five persons)
Chris Shefts (2)	4,116,667	17.9
John Keefe (3)	3,303,073	14.4
Nathan Griffin (3)	2,154,071	9.4
One Eyed Jack LLC	2,000,000	8.7
David and Vonya Currey	1,170,000	5.2
5% Beneficial Shareholders as a Group	11,170,000	55.4

* less than 1%

(1) Includes 6,326,333 shares owned by McGraw Capital Corporation

(2) Includes 2,000,000 shares owned by Esports Associates Corp. and 2,000,000 shares owned by Game Pros US Corp.

(3) Includes 2,000,000 shares owned by SBX LLC

(4) Includes 2,000,000 shares owned by GG Consultants LLC and 250,000 shares owned by Northwest Cedar Inc.

25

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following is a description of each transaction since December 31, 2018 and each currently proposed transaction in which:

•	we have been or are to be a participant;
•	the amount involved exceeded the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and
•	any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Our Company’s policy with regard to related party transactions is for the Board as a whole to approve any material transactions involving our directors, executive officers or holders of more than 5% of our outstanding capital stock.

Policy on Future Related-Party Transactions

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the audit committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct and Ethics and our Related-Party Transaction Policies and Procedures.

DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Delaware Revised Statutes relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

Common Stock

Voting Rights. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders.

Dividends. Subject to the rights of holders of the Preferred Stock, the holders of Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock, and the holders of Preferred Stock shall not be entitled to participate in any such dividends (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock.)

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Absence of Other Rights or Assessments. Holders of common stock have no preferential, preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to the common stock. When issued in accordance with our articles of incorporation and law, shares of our common stock are fully paid and not liable to further calls or assessment by us.

Preferred Stock.

Our Articles of Incorporation provide that up to 5,000,000, shares of Preferred Stock may be issued from time to time in one or more series. Our Board of Directors has the authority to fix and determine the number of shares constituting each such series and the relative rights, preferences, privileges and immunities, if any, as well as any qualifications, limitations or restrictions thereof, of the shares thereof, including the authority to fix and determine the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences of any wholly unissued series of preferred stock and to increase or decrease the number of shares of any outstanding series, without further vote or action by shareholders.

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The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval, except as may be required under the listing rules of any stock exchange on which our common stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Directors’ Liability

The Delaware Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Delaware Revised Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Delaware Anti-Takeover Statute

We may be subject to Delaware’s Combination with Interested Stockholders Statute (Delaware Corporation Law Sections 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated balance sheet of Midnight Gaming Corporation for the years ended December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, have been audited by SR Choursiya and Co., an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

27

8,657,277 Shares of Common Stock

MIDNIGHT GAMING CORPORATION

PROSPECTUS

September _, 2022

28

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant in connection with the offering described in this Registration Statement will be as follows:

Securities and Exchange Commission registration fee	$
Accounting fees and expenses *	$	*
Legal fees and expenses	$
Transfer agent and registrar fees *	$	*
Printing expenses *	$	*
Miscellaneous *	$	*
Total	$	*

* Estimated expenses.

Item 14. Indemnification of Directors and Officers

The Delaware Revised Statutes limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Bylaws include provisions that require the company to indemnify our directors or officers against monetary damages for actions taken as a director or officer of our Company. We are also expressly authorized to carry directors’ and officers’ insurance to protect our directors, officers, employees and agents for certain liabilities. Our Amended and Restated Articles of Incorporation do not contain any limiting language regarding director immunity from liability.

The limitation of liability and indemnification provisions under the Delaware Revised Statutes and our Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 15 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act.

12,000,000 shares of common stock were issued during the year ended December 31, 2019.

11,000,0000 shares of common stock were issued during the year ended December 31, 2020.

The Company issued 150 shares of Class B Convertible Preferred Stock, each with a stated value of $1,000. Each share is convertible into common stock at a price equal to 70% of the price of the next qualifying offering. A Qualified Offering is the Company’s next bona fide sale of its preferred stock or common stock in excess of $4,000,000 in gross proceeds, in one transaction or a series of relation transactions, which offering definitively sets a price per share of the Company’s common stock or preferred stock.

The Company issued 150 shares of Class C Convertible Preferred Stock, each with a stated value of $150. Each share is convertible into common stock equal to 0.005% of the issued and outstanding shares of common stock of the Company as of the date of the conversion instructions.

The Company issued 1 share of Class D Convertible Preferred Stock, each with a stated value of $50,000. Each share is convertible into common stock equal to 2% of the issued and outstanding shares of common stock of the Company as of the date of the conversion instructions.

The Company issued 2 shares of Class E Convertible Preferred Stock, each with a stated value of $50,000. Each share is convertible into common stock equal to 1% of the issued and outstanding shares of common stock of the Company as of the date of the conversion instructions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed with this Registration Statement:

		Incorporated by Reference		Filed or Furnished
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
3.1 (a)	Articles of Incorporation	1-A	3.1(a)	12/23/2016
3.1 (b)	Amendment to Articles of Incorporation	1-A	3.1(b)	12/23/2016
3.1 (c)	Amendment to Articles of Incorporation	DRS	3.1(c)	7/20/2021
3.2	Bylaws	1-A	3.2	12/23/2016
3.3	Certificate of Designation for the Class B Convertible Preferred Stock	DRS	3.3		X
3.4	Certificate of Designation for the Class C Convertible Preferred Stock	DRS	3.4		X
3.5	Certificate of Designation for the Class D Convertible Preferred Stock	DRS	3.5		X
3.6	Certificate of Designation for the Class E Convertible Preferred Stock	DRS	3.6		X
23.1	Consent of Independent Registered Public Accounting Firm				X

II-1

(b) Financial statement schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8) The undersigned Registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Kinney McGraw	Chief Executive Officer, Treasurer and Secretary	September 2, 2022
Kinney McGraw	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

II-3

F-1

S R Chourasiya & Co Chartered Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Midnight Gaming Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Midnight Gaming Corporation (The “Company”) as of December 31, 2021 and 2020 , and the related statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years ended December 31, 2021 and December 31, 2020 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for each of the years in the two year period ended December 31, 2021 and December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has an accumulated deficit, recurring losses, and relies on financing its working capital requirements through loans from a related party. At December 31, 2021, these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 5. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

Date: 04/25/2022	For: S R Chourasiya & Co
UDIN- 21112253AAAAAS1764
Place: Pune, India
Chandan Chourasiya Partner PCAOB Reg No 6137

F-2

Midnight Gaming Corporation

Balance Sheet

	As on	As on
	December 31	December 31
	2021	2020
ASSETS
Current Assets
Cash and cash equivalents	$1,860	$50,142
Total Assets	$1,860	$50,142

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable	$8,512	$100,000
Accrued Expenses	18,586	18,586
Total Current Liabilities	27,098	118,586
Long-Term Liabilities
Loan Payable	33,124	343,803
Notes Payable	293,500	53,000
Accrued Interest	75,533	50,765
Total Long-Term Liabilities	402,157	447,568
Total Liabilities	429,255	566,154
Stockholders' deficit:
Preferred stock (par 0.0001, 303 shares issued and outstanding)	45	14
Common stock (par 0.0001, 100,000,000 shares authorized, and 23,000,000 issued and outstanding)	2,300	2,300
Warrants	12	—
Additional paid in capital	940,945	425,986
Net Income (Loss)	(427,562)	(62,612)
Retained Earnings	(944,314)	(881,701)
Total stockholders' deficit	(427,395)	(516,013)
TOTAL LIABILITIES AND DEFICIT	$1,860	$50,142

 See accompanying notes to financials.

F-3

Midnight Gaming Corporation
Statement of Operations

	Year	Year
	Ended	Ended
	December 31, 2021	December 31, 2020
Revenue, net	$—	$1,000

Operating Expenses:
Marketing	$133,388	$15,000
Legal and Professional Fees	41,689	1,615
Crowd Funding		—
Consulting Fees	51,604
Imputed Compensation Expense		15,000
Travel	44,786	2,100
Other general and administrative expenses	131,329	11,904
Total Operating Expenses	402,796	45,619
Loss from operations	(402,796)	(44,619)

Other Expenses
Interest expense	$24,766	$17,992
Net loss before income taxes	(427,562)	(62,611)
Provision for income taxes	—	—
Net loss	$(427,562)	$(62,611)
Loss per share - Basic & Diluted	$(0.019)	$(0.003)
Weighted average number of shares outstanding - Basic & Diluted	23,000,000	21,084,699

See accompanying notes to financials.

F-4

Midnight Gaming Corp.

Consolidated Statements of Stockholders’ Deficit

For the Years ended December 31, 2021 and 2020

	Common Stock		Preferred Stock		Warrants
	Shares	Amount	Shares	Amount	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity/(Deficit)
Beginning Balance as of January 1, 2020	12,000,000	$1,200				$269,001	$(881,701)	$(611,500)
Issuance of Common Stock for Services	11,000,000	$1,100				—	—	1,100
Issuance of Preferred Stock			3	$15		141,986		142,000
Executive Compensation						15,000		15,000
Net Income							(62,611)	(62,611)
Ending Balance as of December 31, 2020	23,000,000	$2,300	3	$15		$425,987	$(944,312)	$(516,011)
Beginning Balance as of January 1, 2021	23,000,000	$2,300	3	$15	$—	$425,987	$(944,312)	$(516,011)
Issuance of Preferred Stock			300	$30		299,970		300,000
Issuance of Warrants					$12	214,988.50		215,000
Equity Adjustment							1,180	1,180
Net Income							(427,562)	(427,562)
Ending Balance as of December 31, 2021	23,000,000	$2,300	303	$45	$12	$940,945	$(1,370,694)	$(427,393)

See accompanying notes to financials.

F-5

Midnight Gaming Corporation

Statement of Cash Flows

	Twelve months	Twelve months
	ended	ended
	December 31, 2021	December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(427,562)	$(62,611)
Adjustments to reconcile net loss to net cash used in operating activities:
Non Cash Compensation Expense	—	15,000
Change in Accounts Payable	(91,488)	(100,000)
Change in Accrued Expenses	—	—
Net cash used in operating activities	(519,050)	(147,611)

CASH FLOWS FROM INVESTING ACTIVITIES	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	$—	$1,100
Issuance of preferred stock	30	142,000
Issuance of Warrants	12
Additional Paid in Capital	516,138	—
Opening Balance Equity Adjustment	—	—
Related party note proceeds received	(310,679)	(16,377)
Accrued Interest	24,767	17,992
Notes Payable	240,500	53,000
Net cash provided by financing activities	470,768	197,715

NET INCREASE IN CASH AND CASH EQUIVALENTS	(48,282)	50,104

CASH AND CASH EQUIVALENTS, BEGINNING BALANCE	$50,142	38.23
CASH AND CASH EQUIVALENTS, ENDING BALANCE	$1,860	$50,142

SUPPLEMENTAL DISCLOSURES:
Interest paid	$—	$—
Income tax paid	$—	$—

See accompanying notes to financials.

F-6

Midnight Gaming Corporation

Notes to Financial Statements

December 31, 2021

NOTE 1: DESCRIPTION OF BUSINESS

Midnight Gaming Corporation (the “Company”) was incorporated in Delaware on October 11, 2016. It is still in the development stage and has no revenue until now.

The Company engages in the business of acquiring income producing business entities during early stages of their respective business life cycle, to enrich the acquisitions business model to result in increased business activity, revenue, and valuation.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Organization

The financial statements of the Company for the period from January 1, 2021 to December 31, 2021 have been prepared in accordance with generally accepted accounting principles.

Cash and cash equivalents

For the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered as cash equivalents.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the financial statements in the period they are determined.

Fair value of financial instruments and fair value measurements

For certain of the Company's financial instruments, including cash, accrued expenses and short-term debt, the carrying amounts approximate their fair values due to their short maturities. We adopted ASC Topic 820, "Fair Value Measurements and Disclosures", which requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, "Financial Instruments," defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of valuation hierarchy are defined as follows:

Level 1:	Valuations consist of unadjusted quoted prices in active markets for identical assets and liabilities and has the highest priority;
Level 2:	Valuations rely on quoted prices in markets that are not active or observable inputs over the full term of the asset or liability;
Level 3:	Valuations are based on prices or third party or internal valuation models that require inputs that are significant to the fair value measurement and are less observable and thus have the lowest priority.

F-7

Midnight Gaming Corporation

Notes to Financial Statements

December 31, 2021

Revenue recognition

Revenue from sales of products and services is recognized when persuasive evidence of an arrangement exists, products have been shipped or services have been delivered to the customer, the price is fixed or determinable and collection is reasonably assured.

Stock-based compensation

The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and earned. The Company accounts for non-employee share-based awards in accordance with ASC Topic 505-50.

Property, plant and equipment

Property, plant and equipment are recorded at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are charged to expense as incurred. Expenditures for betterments and renewals are capitalized. The cost of property, plant and equipment and the related accumulated depreciation are removed from the accounts upon retirement or disposal with any resulting gain or loss being recorded in operations.

Intangible assets

Intangible assets with no determinable life are initially assessed for impairment upon purchase, with subsequent assessments required annually. When there is reason to believe that their values have been diminished or impaired, a write-down is recognized as necessary. Intangible assets with rights that expire over time are amortized over the time that the rights exist.

Income taxes

The Company utilizes FASB Accounting Standards Codification (ASC) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 provides accounting and disclosure guidance about positions taken by an organization in its tax returns that might be uncertain. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

F-8

Midnight Gaming Corporation

Notes to Financial Statements

December 31, 2021

As of December 31, 2021, the Company had not taken any significant uncertain tax positions on its tax returns for the period ended December 30, 2021 or in computing its tax provision for 2021. Management has not yet filed any tax return. The Company is subject to examination by U.S. Federal and State tax authorities from inception to present, generally, for three years after they are filed.

Basic and diluted earnings per share

Basic earnings per share is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options, warrants, and stock awards.

New Accounting Pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. For public companies, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. We are evaluating the impact this guidance will have on our financial position and statement of operations.

In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606) “ASU 2014-09”. ASU 2014-09 was subsequently amended by ASU No. 2016-10 and 2016-12. As amended, Topic 606 supersedes the revenue recognition requirements in Topic 605, Revenue Recognition including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, the amendments create a new Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers. In summary, the core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. For a public entity, the amendments to ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the impact of the pronouncement in its financial statements.

All other newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.

NOTE 3: NOTE PAYABLE – RELATED PARTY

Since inception and until December 31, 2021 this Company is in receipt of $33,124 from the major shareholder of the Company, representing an unsecured note payable bearing interest at 5% per annum. The note along with accrued interest was due on December 31, 2017. The Company accrued interest expenses of $6,705 and paid no interest for the period. Subsequent to the year ended September 30, 2017, the note terms were amended. The note is now due on demand.

F-9

Midnight Gaming Corporation

Notes to Financial Statements

December 31, 2021

NOTE 4: INCOME TAXES

The Company had no income tax expense since inception until December 31, 2021. The blended Federal and State tax rates for the period of 0% applies to income before taxes. The tax effects of temporary differences that give rise to significant portions of deferred tax liabilities at December 31, 2021 are as follows:

Deferred tax liabilities:

Net loss before taxes	$(427,562)
Deferred tax	0
Less deferred tax asset on net operating loss	0
Net deferred tax liability	$0

NOTE 5: GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate the continuation of the Company as a going concern. The Company reported accumulated deficit of $1,370,694 as of December 31, 2021. To date, the operations have been financed through the loans from related party and promissory notes.

In view of the matters described, there is substantial doubt as to the Company’s ability to continue as a going concern without a significant infusion of capital. This company expects to raise capital as a source of financing the project plan. As of December 31, 2021, the Company had minimal operations. There can be no assurance that management will be successful in implementing its plans. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We anticipate that we will have to raise additional capital to fund operations in the next 3 months. To the extent that we are required to raise additional funds to acquire properties, and to cover costs of operations, we intend to do so through additional offerings of debt or equity securities. There are no commitments or arrangements for other offerings in place, no guaranties that any such financings would be forthcoming, or as to the terms of any such financings. Any future financing involves substantial dilution to existing investors.

NOTE 6: RELATED PARTY TRANSACTIONS

The Company received $33,124 during the period from October 11, 2016 (inception) to December 31, 2021 from the shareholder, who owns 27.5% of the shares of the Company, representing an unsecured note payable bearing interest at 5% per annum. Accrued interest of $57,471 is payable along with the principle on demand. No interest was paid until now. Loan repayments of $310,679 were made during the year. The note terms were amended subsequent to the year ended September 30, 2017. The note holder agrees to advance money to the company as needed and the note will be due on demand.

NOTE 7: STOCKHOLDERS’ EQUITY

The Company is authorized to issue 100,000,000 shares of common stock with $0.0001 par. The initial issuance was 1,666, 667 shares for $200. On April 1, 2018 the Company canceled all 1,666,667 common shares and replaced them by issuing 2,000,000 new shares of common stock for par value of $0.0001 per share. The stockholder’s equity was retroactively restated to give effect to the change. On May 1, 2018 the company issued 10,000,000 new shares of common stock for par value of $0.0001 per share.

The company issued 11,000,000 shares of common stock for services rendered by consultants during 2020.

The Company imputed $15,000 during 2020 as compensation for the officer of the Company for the time spent in the Company and is recorded as a capital contribution to the Company.

F-10

Midnight Gaming Corporation

Notes to Financial Statements

December 31, 2021

Convertible Preferred Stock

The Company had one issuance of Preferred Stock Class D during 2020 at the value of the investment of $50,000. The Preferred Stock Class D issuance was issued at a par value of $0.0001 per share, which resulted in an increase in Preferred Stock Class D of $5 and Additional Paid in Capital – Preferred Stock $49,995. Each share is convertible into common stock equal to 2% of the issued and outstanding shares of common stock of the Company as of the date of the conversion instructions.

The Company had two issuances of Preferred Stock Class E during 2020 at the value of the investment of $92,000. The Preferred Stock Class E issuance was issued at a par value of $0.0001 per share, which resulted in an increase in Preferred Stock Class E of $10 and Additional Paid in Capital – Preferred Stock $91,990. One issue was issued at a discount of $8,000 and the discount is reflected in the Additional Paid in Capital Account. Each share is convertible into common stock equal to 1% of the issued and outstanding shares of common stock of the Company as of the date of the conversion instructions.

The Company had two issuances of Preferred Stock Class C during 2021 at the value of the investment of $150,000. The Preferred Stock Class C issuance was issued at a par value of $0.0001 per share, which resulted in an increase in Preferred Stock Class C of $15 and Additional Paid in Capital – Preferred Stock $149,985. Each share is convertible into common stock equal to 0.005% of the issued and outstanding shares of common stock of the Company as of the date of the conversion instructions.

The Company had two issuances of Preferred Stock Class B during 2021 at the value of the investment of $150,000. The Preferred Stock Class B issuance was issued at a par value of $0.0001 per share, which resulted in an increase in Preferred Stock Class B of $15 and Additional Paid in Capital – Preferred Stock $149,985. Each share is convertible into common stock at a price equal to 70% of the price of the next qualifying offering. A Qualified Offering is the Company’s next bona fide sale of its preferred stock or common stock in excess of $4,000,000 in gross proceeds, in one transaction or a series of relation transactions, which offering definitively sets a price per share of the Company’s common stock or preferred stock.

Convertible Security

The Company entered into three agreements during 2020 in total of $53,000 that can be converted to common stock. Interest accrued on these convertible securities amounted to $7,162 as of December 31, 2021.

The Company entered into six agreements during 2021 in total of $240,500 that can be converted to common stock. Interest accrued on these convertible securities amounted to $11,700 as of December 31, 2021

Warrants

The Company entered into one warrant agreement for a common stock purchase in Q3 2021. The warrant is at the par value of $0.00001 and the investor has the option to purchase 500,000 shares at a strike price of $0.50/per share. This transaction has been classified a warrant on the balance sheet and amount over the par value is classified in the Additional Paid in Capital account. The warrant is set to expire on June 30, 2026.

The Company entered into one warrant agreement for a common stock purchase in Q4 2021. The warrant is at the par value of $.0001 and the investor has the option to purchase 50,000 shares at a strike price of $0.15/per share. This transaction has been classified as a warrant on the balance sheet and amount over the par value is classified in the Additional Paid in Capital account. The warrant is set to expire on October 20, 2026.

Equity Regrouping

In the prior year, the company reported Common Stock at $1,120 and an adjusting entry had to be made in 2021 to reflect the accurate balance of this account. As of December 31, 2020 and December 31 2021, there were 23 million shares of common stock issued at a par value of $0.0001. The balance as of December 31, 2020 and December 31, 2021 for Common Stock is reported as $2,300.

In the prior year, the company presented Preferred Stock at the value of the investment made by the shareholder rather than at the par value of $0.0001 the Preferred Stock. The total balance of the Preferred Stock reported in the prior year was $142,000. The company posted an adjusting entry related to Stockholder’s Equity to accurately reflect the Preferred Stock and Additional Paid-In Capital Accounts. The adjusting entries provide the reader of the financial statements a concise value associated to these accounts. The balance as of December 31, 2020 for Preferred Stock is now reported as $15 and the Additional Paid in Capital associated to Preferred Stock is $141,985.

Except the regrouping of accounts, these adjustments did not impact the financial statements in any manner.

F-11

Midnight Gaming Corporation

Notes to Financial Statements

December 31, 2021

NOTE 8: SPONSORSHIPS

The company no longer sponsors a gaming team and therefore has led to a reduction in player’s winning expense. The company last sponsored a gaming team in 2019.

NOTE 9: SUBSEQUENT EVENTS

•	There have been no significant subsequent events since the balance sheet date.

F-12

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of Midnight Gaming Corporation of For: S.R.Choursiya & Co. Chartered Accountants Chandan Chourasiya Partner our report dated August 31, 2022 on our limited review of the financial statements of Midnight Gaming Corporation as of June 30, 2022 and June 30, 2021, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended June 30, 2022 and June 30, 2021, and the reference to us under the caption “Experts.”

Date: August 31, 2022

Place: Pune, MH, India

For: S.R.Choursiya & Co.

Chatered Accountants

/s/ Chandan Chourasiya

Partner

F-13

Midnight Gaming Corporation

Balance Sheet

As on June 30, 2022

	As on June 30, 2022 (unaudited)	As of December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$14,819	$1,860
Total Current Assets	14,819	1,860
Other Assets
Notes Receivable - Related Party	118,324	—
Total Other Assets	118,324	—
Total Assets	$133,143	$1,860

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts Payable	$8,511	$8,511
Accrued Expenses	18,586	$18,586
Total Current Liabilities	27,097	27,097
Long-Term Liabilities
Loan Payable - Related Party	—	33,124
Notes Payable	393,500	293,500
Accrued Interest	91,683	75,533
Total Long-Term Liabilities	485,183	402,157
Total Liabilities	512,280	429,254

Stockholders' deficit:
Preferred stock (par 0.0001, 4,420,000,000 issued and outstanding)	45	45
Common stock (par 0.0001, 100,000,000 shares authorized, and 23,000,000 issued and outstanding)	2,300	2,300
Warrants	27	12
Additional paid in capital	1,095,929	940,945
Net Income (Loss)	(106,742)	(427,562)
Retained Earnings	(1,370,696)	(943,134)
Total stockholders' deficit	(379,137)	(427,394)
TOTAL LIABILITIES AND DEFICIT	$133,143	$1,860

 See accompanying notes to financials.

F-14

Midnight Gaming Corporation

Statement of Operations

For the Period of January 1, 2022 through June 30, 2022

	Six Months Ended June 30, 2022 (unaudited)	Six Months Ended June 30, 2021 (unaudited)
Revenue, net	$—	$—
Operating Expenses:
Marketing	$12,622	$109,039
Legal and Professional Fees	34,945	14,996
Consulting Fees	1,723	28,803
Travel	6,412	21,384
Other general and administrative expenses	34,890	89,145
Total Operating Expenses	90,593	263,368
Loss from operations	(90,593)	(263,368)

Other Expenses
Interest expense	$16,150	$12,066
Net loss before income taxes	(106,742)	(275,434)
Provision for income taxes	—	—
Net loss	$(106,742)	$(275,434)
Loss per share
Basic & Diluted	$(0.005)	$(0.012)
Weighted average number of shares outstanding
Basic & Diluted	23,000,000	23,000,000

 See accompanying notes to financials.

F-15

 Midnight Gaming Corporation

Statement of Changes in Stockholders' Equity/Deficit

For the Period of January 1, 2022 to June 30, 2022

	Common Stock		Preferred Stock		Warrants			'
	Shares	Amount	Shares	Amount	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity/(Deficit)
Beginning Balance as of January 1, 2020	12,000,000	$1,200				$269,001	$(881,701)	$(611,500)
Issuance of Common Stock for Services	11,000,000	$1,100				—	—	1,100
Issuance of Preferred Stock			3	$15		149,985		150,000
Discount on Preferred Stock						(8,000)		(8,000)
Executive Compensation						15,000		15,000
Net Income							(62,611)	(62,611)
Ending Balance as of December 31, 2020	23,000,000	$2,300	3	$15		$425,986	$(944,312)	$(516,011)
Beginning Balance as of January 1, 2021	23,000,000	$2,300	3	$15	$—	$425,986	$(944,312)	$(516,011)
Issuance of Preferred Stock			300	$30		299,970		300,000
Issuance of Warrants					$12	214,989		215,000
Equity Adjustment							1,178	1,178
Net Income							(427,562)	(427,562)
Ending Balance as of December 31, 2021	23,000,000	$2,300	303	$45	$12	$940,945	$(1,370,696)	$(427,395)
Beginning Balance as of January 1, 2022	23,000,000	$2,300	303	$45	$12	$940,945	$(1,370,696)	$(427,395)
Issuance of Warrants					16	154,984		155,000
Net Income							(106,742)	(106,742)
Ending Balance as of March 31, 2022	23,000,000	$2,300	303	$45	$27	$1,095,929	$(1,477,438)	$(379,137)

See accompanying notes to financials.

F-16

Midnight Gaming Corporation

Statement of Cash Flows

For the period of January 1, 2022 through June 30, 2022

	Six Months Ended June 30, 2022 (unaudited)	Six Months Ended June 30, 2021 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(106,742)	$(275,434)
Adjustments to reconcile net loss to net cash used in operating activities:
Non Cash Compensation Expense	—
Change in Accounts Payable	—	(20,000)
Change in Accrued Expenses	—	—
Net cash used in operating activities	(106,742)	(295,434)

CASH FLOWS FROM INVESTING ACTIVITIES	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	$—	$—
Issuance of preferred stock	—	23
Issuance of Warrants	16
Additional Paid in Capital	—	5
Additional Paid in Capital - Preferred Stock	—	224,978
Additional Paid in Capital - Warrants	154,984	149,995
Opening Balance Equity Adjustment	—	1,180
Related party note proceeds received	(151,448)	(77,500)
Accrued Interest	16,150	12,066
Notes Payable	100,000	137,500
Net cash provided by financing activities	119,702	448,246

NET INCREASE IN CASH AND CASH EQUIVALENTS	12,959	152,812
CASH AND CASH EQUIVALENTS, BEGINNING BALANCE	1,860	50,142
CASH AND CASH EQUIVALENTS, ENDING BALANCE	$14,819	$202,954

SUPPLEMENTAL DISCLOSURES:
Interest paid	$—	$—
Income tax paid	$—	$—

See accompanying notes to financials.

F-17

Midnight Gaming Corporation

Notes to Financial Statements

June 30, 202

NOTE 1: DESCRIPTION OF BUSINESS

Midnight Gaming Corporation (the “Company”) was incorporated in Delaware on October 11, 2016. It is still in the development stage and has no revenue until now.

The Company engages in the business of acquiring income producing business entities during early stages of their respective business life cycle, to enrich the acquisitions business model to result in increased business activity, revenue, and valuation.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Organization

The financial statements of the Company for the period from January 1, 2022 to June 30, 2022 have been prepared in accordance with generally accepted accounting principles.

Cash and cash equivalents

For the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered as cash equivalents.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the financial statements in the period they are determined.

Fair value of financial instruments and fair value measurements

For certain of the Company's financial instruments, including cash, accrued expenses and short-term debt, the carrying amounts approximate their fair values due to their short maturities. We adopted ASC Topic 820, "Fair Value Measurements and Disclosures", which requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, "Financial Instruments," defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the balance sheets for current liabilities qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of valuation hierarchy are defined as follows:

Level 1:	Valuations consist of unadjusted quoted prices in active markets for identical assets and liabilities and has the highest priority;
Level 2:	Valuations rely on quoted prices in markets that are not active or observable inputs over the full term of the asset or liability;
Level 3:	Valuations are based on prices or third party or internal valuation models that require inputs that are significant to the fair value measurement and are less observable and thus have the lowest priority.

F-18

Midnight Gaming Corporation

Notes to Financial Statements

June 30, 202

Revenue recognition

Revenue from sales of products and services is recognized when persuasive evidence of an arrangement exists, products have been shipped or services have been delivered to the customer, the price is fixed or determinable and collection is reasonably assured.

Stock-based compensation

The Company accounts for stock-based instruments issued to employees in accordance with ASC Topic 718. ASC Topic 718 requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and earned. The Company accounts for non-employee share-based awards in accordance with ASC Topic 505-50.

Property, plant and equipment

Property, plant and equipment are recorded at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are charged to expense as incurred. Expenditures for betterments and renewals are capitalized. The cost of property, plant and equipment and the related accumulated depreciation are removed from the accounts upon retirement or disposal with any resulting gain or loss being recorded in operations.

Intangible assets

Intangible assets with no determinable life are initially assessed for impairment upon purchase, with subsequent assessments required annually. When there is reason to believe that their values have been diminished or impaired, a write-down is recognized as necessary. Intangible assets with rights that expire over time are amortized over the time that the rights exist.

Income taxes

The Company utilizes FASB Accounting Standards Codification (ASC) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 provides accounting and disclosure guidance about positions taken by an organization in its tax returns that might be uncertain. When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

As of June 30, 2022, the Company had not taken any significant uncertain tax positions on its tax returns for period ended June 30, 2022 or in computing its tax provision for 2022. Management has not yet filed any tax return. The Company is subject to examination by U.S. Federal and State tax authorities from inception to present, generally, for three years after they are filed.

F-19

Midnight Gaming Corporation

Notes to Financial Statements

June 30, 202

Basic and diluted earnings per share

Basic earnings per share is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed based on the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options, warrants, and stock awards.

New Accounting Pronouncements

In February 2016, FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires an entity to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. For public companies, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. We are evaluating the impact this guidance will have on our financial position and statement of operations.

In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606) “ASU 2014-09”. ASU 2014-09 was subsequently amended by ASU No. 2016-10 and 2016-12. As amended, Topic 606 supersedes the revenue recognition requirements in Topic 605, Revenue Recognition including most industry-specific revenue recognition guidance throughout the Industry Topics of the Codification. In addition, the amendments create a new Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers. In summary, the core principle of Topic 606 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. For a public entity, the amendments to ASU 2014-09 are effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is currently evaluating the impact of the pronouncement in its financial statements.

All other newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.

NOTE 3: NOTE PAYABLE/RECEIVABLE – RELATED PARTY

Since inception and until June 30, 2022 this Company is due $118,354 from the major shareholder of the Company, representing an unsecured note payable bearing interest at 5% per annum. During Q1 2022, the balance shifted from a liability to a loan receivable. The note along with accrued interest was due on December 31, 2017. No interest was accrued in Q2 2022. Subsequent to the year ended September 30, 2017, the note terms were amended. The note is now due on demand.

NOTE 4: NOTE PAYABLE – NON-RELATED PARTY

A note payable bearing an interest rate at 5% per annum was entered into on January 18, 2022 in the amount of $100,000. The note payable will be due on or after October 25, 2022. As on June 30, 2022, the note has accrued interest of $2,233. This note is in addition to a note that was entered into with the same party in 2021 in the amount of $100,000. Interest accrued on this portion of the note payable is $2,466 as of June 30, 2022.

F-20

Midnight Gaming Corporation

Notes to Financial Statements

June 30, 202

NOTE 5: INCOME TAXES

The Company had no income tax expense since inception until June 30, 2022. The blended Federal and State tax rates for the period of 0% applies to income before taxes. The tax effects of temporary differences that give rise to significant portions of deferred tax liabilities at June 30, 2022 are as follows:

Deferred tax liabilities:

Net loss before taxes	$(106,742)
Deferred tax	0
Less deferred tax asset on net operating loss	0
Net deferred tax liability	$0

NOTE 6: GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate the continuation of the Company as a going concern. The Company reported accumulated deficit of $1,477,438 as of June 30, 2022. To date, the operations have been financed through the issuance of preferred stock, warrants and promissory notes.

In view of the matters described, there is substantial doubt as to the Company’s ability to continue as a going concern without a significant infusion of capital. This company expects to raise capital as a source of financing the project plan. As of June 30, 2022, the Company had minimal operations. There can be no assurance that management will be successful in implementing its plans. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We anticipate that we will have to raise additional capital to fund operations in the next 3 months. To the extent that we are required to raise additional funds to acquire properties, and to cover costs of operations, we intend to do so through additional offerings of debt or equity securities. There are no commitments or arrangements for other offerings in place, no guaranties that any such financings would be forthcoming, or as to the terms of any such financings. Any future financing involves substantial dilution to existing investors.

NOTE 7: RELATED PARTY TRANSACTIONS

The Company is due $118,324 during the period from October 11, 2016 (inception) to June 30, 2022 from the shareholder, who owns 27.5% of the shares of the Company, representing an unsecured note payable bearing interest at 5% per annum. During Q1 2022, the balance shifted from a liability to a loan receivable. Accrued interest of $57,470 is payable along with the principle on demand. No interest was accrued for Q2 2022. No interest was paid until now. The note terms were amended subsequent to the year ended September 30, 2017. The note holder agrees to advance money to the company as needed and the note will be due on demand.

NOTE 8: STOCKHOLDERS’ EQUITY

The Company is authorized to issue 100,000,000 shares of common stock with $0.0001 par. The initial issuance was 1,666, 667 shares for $200. On April 1, 2018 the Company canceled all 1,666,667 common shares and replaced them by issuing 2,000,000 new shares of common stock for par value of $0.0001 per share. The stockholder’s equity was retroactively restated to give effect to the change. On May 1, 2018 the company issued 10,000,000 new shares of common stock for par value of $0.0001 per share.

The company issued 11,000,000 shares of common stock for services rendered by consultants during 2020.

The Company imputed $15,000 during 2020 as compensation for the officer of the Company for the time spent in the Company and is recorded as a capital contribution to the Company.

F-21

Midnight Gaming Corporation

Notes to Financial Statements

June 30, 202

Convertible Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with $0.0001 par.

The Company had one issuance of Preferred Stock Class D during 2020 at the value of the investment of $50,000. The Preferred Stock Class D issuance was issued at a par value of $0.0001 per share, which resulted in an increase in Preferred Stock Class D of $5 and Additional Paid in Capital – Preferred Stock $49,995. Each share is convertible into common stock equal to 2% of the issued and outstanding shares of common stock of the Company as of the date of the conversion instructions.

The Company had two issuances of Preferred Stock Class E during 2020 at the value of the investment of $92,000. The Preferred Stock Class E issuance was issued at a par value of $0.0001 per share, which resulted in an increase in Preferred Stock Class E of $10 and Additional Paid in Capital – Preferred Stock $91,990. One issue was issued at a discount of $8,000 and the discount is reflected in the Additional Paid in Capital Account. Each share is convertible into common stock equal to 1% of the issued and outstanding shares of common stock of the Company as of the date of the conversion instructions.

The Company had two issuances of Preferred Stock Class C during 2021 at the value of the investment of $150,000. The Preferred Stock Class C issuance was issued at a par value of $0.0001 per share, which resulted in an increase in Preferred Stock Class C of $15 and Additional Paid in Capital – Preferred Stock $149,985. Each share is convertible into common stock equal to 0.005% of the issued and outstanding shares of common stock of the Company as of the date of the conversion instructions.

The Company had two issuances of Preferred Stock Class B during 2021 at the value of the investment of $150,000. The Preferred Stock Class B issuance was issued at a par value of $0.0001 per share, which resulted in an increase in Preferred Stock Class B of $15 and Additional Paid in Capital – Preferred Stock $149,985. Each share is convertible into common stock at a price equal to 70% of the price of the next qualifying offering. A Qualified Offering is the Company’s next bona fide sale of its preferred stock or common stock in excess of $4,000,000 in gross proceeds, in one transaction or a series of relation transactions, which offering definitively sets a price per share of the Company’s common stock or preferred stock.

Warrants

During 2021, the Company entered into one warrant agreement for a common stock purchase. The warrant is at the par value of $0.0001 and the investor has the option to purchase 500,000 shares at a strike price of $0.50/per share. This transaction has been classified a warrant on the balance sheet and amount over the par value is classified in the Additional Paid in Capital account. The warrant is set to expire on June 30, 2026.

During Q2 2022, the Company entered into eight warrant agreements for a common stock purchase. The warrant is at the par value of $0.0001 and the investors have the option to purchase 158,000 shares at a strike price of between $0.50/share and $0.75/share. These transactions have been classified as warrants on the balance sheet and amount over the par value is classified in the Additional Paid in Capital account. The warrants are set to expire 5 years from the date of the agreements.

Equity Reclassification

In 2020 the company reported Common Stock at $1,120 and an adjusting entry had to be made in 2021 to reflect the accurate balance of this account. As of December 31, 2020 and December 31 2021, there were 23 million shares of common stock issued at a par value of $0.0001. The balance as of December 31, 2020 and December 31, 2021 for Common Stock is reported as $2,300.

In 2020, the company presented Preferred Stock at the value of the investment made by the shareholder rather than at the par value of $0.0001 the Preferred Stock. The total balance of the Preferred Stock reported in the prior year was $142,000.

F-22

Midnight Gaming Corporation

Notes to Financial Statements

June 30, 202

In 2020, the company posted an adjusting entry related to Stockholder’s Equity to accurately reflect the Preferred Stock and Additional Paid-In Capital Accounts. The adjusting entries provide the reader of the financial statements a concise value associated to these accounts. The balance as of December 31, 2020 for Preferred Stock is now reported as $15 and the Additional Paid in Capital associated to Preferred Stock is $141,985.

Except the regrouping of accounts, these adjustments did not impact the financial statements in any manner.

NOTE 9: SPONSORSHIPS

The company no longer sponsors a gaming team and therefore has led to a reduction in player’s winning expense. The company last sponsored a gaming team in 2019.

NOTE 10: SUBSEQUENT EVENTS

•	There have been no significant subsequent events since the balance sheet date.

F-23